EXHIBIT 10.1

NET LEASE

STATE OF FLORIDA:
COUNTY OF HILLSBOROUGH:

THIS LEASE (this “Lease”), is made this 16th day of April, 2007, by and between FLA OWNER LLC, a Delaware limited liability company (“Landlord”) and NFINANSE, a Nevada corporation (“Tenant”).

1.           GENERAL.

1.1 Consideration.  Landlord enters into this Lease in consideration of the payment by Tenant of the rents herein reserved and the keeping, observance and performance by Tenant of the covenants and agreements herein contained.

1.2  Exhibits and Addenda to Lease.  The Exhibits and Addenda listed below shall be attached to this Lease and be deemed incorporated in this Lease by this reference.  In the event of any inconsistency between such Exhibits and Addenda and the terms and provisions of this Lease, the terms and provisions of the Exhibits and Addenda shall control.  The Exhibits and Addenda to this Lease are:

Exhibit A – Premises

Exhibit B - Monthly Rent Schedule

Exhibit C - Rules and Regulations

Exhibit D – Work Letter

2.           DEMISE OF PREMISES.

2.1  Demise.  Subject to the provisions, covenants and agreements herein contained, Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, the Premises as hereinafter defined, together with a non-exclusive right to use the Parking Area (as hereinafter defined) for the Term (as hereinafter defined) of the Lease, subject to existing covenants, restrictions, easements and encumbrances affecting the same.

2.2  Premises.  The term "Premises" shall mean the space in the Building (as hereinafter defined) known as Suite 107 containing the number of rentable square feet as set forth in Section 2.3 of this Lease and more fully described on Exhibit A attached hereto.

2.3  Square Footage and Address.  The Premises contains eleven thousand five hundred eighty (11,580) rentable square feet.  The address of the Premises is 3923 Coconut Palm Drive, Suite 107, Tampa, Florida 33619.

2.4           Building.  The term "Building" shall mean the Sabal Business Center One containing forty-one thousand three hundred eighty-two (41,382) rentable square feet.

2.5  Improvements.  The term "Improvements" shall mean the Building, the Parking Area, and all other real property improvements, including landscaping.

2.6  Property.  "Property" shall mean the Building and real property on which it is situated, the Improvements, and any fixtures and personal property used in operation and maintenance of same, other than fixtures and personal property of Tenant and other users of space in the Building.

2.7  Common Facilities.  "Common Facilities" shall mean all of the Property except the Premises and other space in the Building leased or held for lease to other tenants.  Common Facilities shall include the Parking Area and any walks or driveways designated for common use by Tenant and other users of space in the Building.

2.8  Parking Area.  "Parking Area" shall mean that portion that of the Property which is for the parking of motor vehicles.  The Parking Area is to be shared by Tenant in common with other users of space in the Building, provided, however, that Tenant shall, at no time during the Term of this Lease, use more than five (5) parking spaces per each one thousand (1,000) rentable square feet contained in the Premises.

2.9  Park.  The Property is located in and is part of the development commonly known as Sabal Park.

2.10  Use of Common Facilities.  Tenant is hereby granted the non-exclusive right to use, in common with other users of space in the Building, so much of the Common Facilities as are needed for the use of the Premises.

2.11  Covenant of Quiet Enjoyment.  If Tenant promptly and punctually complies with each of its obligations hereunder, it shall peacefully have and enjoy the possession of the Premises during the Term hereof, provided that no action of Landlord or other tenants working in other space in the Building, or in repairing or restoring the Premises, shall be deemed a breach of this covenant, or give to Tenant any right to modify this Lease either as to term, rent payable, or other obligations to be performed.

2.12 Condition of Premises.  Tenant covenants and agrees that, upon taking possession of the Premises, it will have accepted the Premises "as-is" and Tenant waives any warranty of condition or habitability, suitability for occupancy, use of habitation, fitness for a particular purpose, or of merchantability, express or implied, relating to the Premises.

3.           TERM OF LEASE.

3.1  Term of Lease.  The Term (the "Term") of this Lease is for sixty (60) months, and shall commence on the date of substantial completion of the Tenant Improvements (as defined in the Work Letter attached hereto as Exhibit D) (the "Commencement Date"), and shall expire (unless sooner terminated or extended as herein provided) at noon on the date that is sixty (60) months after the Commencement Date (the "Expiration Date").  In the event Landlord shall permit Tenant to take possession of the Premises prior to the Commencement Date referenced above, all the terms and conditions of this Lease shall apply.

3.2  Delivery of Possession.  If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on the Commencement Date, then this Lease shall not be void or voidable, no obligation of Tenant shall be affected thereby, and neither Landlord nor Landlord's agents shall be liable to Tenant for any loss or damage resulting from the delay in delivery of possession; provided, however, that in such event, the Commencement Date and Expiration Date of this Lease, and all other dates that may be affected by their change, shall be revised to conform to the date of Landlord's delivery of possession to Tenant.  The above, however, is subject to the provision that the period permitted for the delay of delivery of possession of the Premises shall not exceed ninety (90) days after the Commencement Date set forth in the first sentence of this Section 3 (except that those delays beyond Landlord's control, including, without limitation, those encompassed in the meaning of the term "force majeure", or caused by Tenant (the "Delays") shall be excluded in calculating such period).  If Landlord does not deliver possession to Tenant within such period, then Tenant may terminate this Lease by written notice to Landlord; provided, that written notice shall be ineffective if given after Tenant takes possession of any part of the Premises, or if given more than one hundred (100) days after the original Commencement Date plus the time of any Delays.  Unless expressly otherwise provided herein, Rent (as hereinafter defined) shall commence on the earlier of: (i) the Commencement Date; (ii) occupancy of the Premises by Tenant; (iii) the date Landlord has the Premises ready for occupancy by Tenant, as such date is adjusted under the Work Letter, if any, attached hereto; or (iv) the date Landlord could have had the Premises ready had there been no Delays attributable to Tenant.  Unless the context otherwise so requires, the term "Rent" as used herein includes both Base Rent (as hereinafter defined) and Additional Rent (as hereinafter defined).

3.3  Adjustment of Expiration Date.  If the Expiration Date, as determined herein, does not occur on the last day of a calendar month, then Landlord, at its option, may extend the Term by the number of days necessary to cause the Expiration Date to occur on the last day of the last calendar month of the Term.  Tenant shall pay Base Rent and Additional Rent for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension.  The Commencement Date, Term (including any extension by Landlord pursuant to this Section 3) and Expiration Date may be set forth in a commencement letter (the "Commencement Letter") prepared by Landlord and executed by Tenant.

4.           RENT AND OTHER AMOUNTS PAYABLE.

4.1  Base Rent.  Tenant covenants and agrees to pay to Landlord, without prior demand and without offset, deduction or abatement, minimum base rent for the full Term of this Lease in the amount of Seven Hundred Thirty-Seven Thousand Six Hundred Forty-Six and No/100 Dollars ($737,646.00) ("Base Rent"), plus applicable Florida state sales tax.

Landlord shall notify Tenant in writing, giving calculations of the amount of Additional Rent, which Additional Rent shall be payable at the same time as, and in addition to, the Base Rent, but minimum Base Rent may never be less than that stated in this Section 4.1.  Tenant shall further pay as Additional Rent any sales or use tax imposed on rents collected by Landlord or any tax on rents in lieu of ad valorem taxes on the Building, even though laws imposing such taxes may attempt to require Landlord to pay the same.  If any such sales or use tax shall be imposed upon Landlord, and Landlord shall be prohibited by applicable law from collecting the amount of such tax from Tenant as Additional Rent, then Landlord, upon sixty (60) days prior written notice to Tenant, may terminate this Lease, unless Tenant legally can and does in fact reimburse Landlord for such tax.

4.2  Monthly Rent.  Base Rent shall be payable in advance, in monthly installments ("Monthly Rent") as set forth in Exhibit B, plus applicable Florida state sales tax, commencing on the first day of the first month of the Term of this and continuing on the same day of each month thereafter for the balance of the Term of this Lease, unless the Commencement Date of the Term of this is other than the first day of a calendar month, in which event Rent shall be payable on the Commencement Date for the remaining number of days in that month prorated for such partial month, and thereafter as provided above.

4.3  Place of Payments.  Base Rent and all other sums payable by Tenant to Landlord under this Lease shall be paid to Landlord at the place for payments specified for notices in Section 13.8, or such other place as Landlord may, from time to time, designate in writing.  In addition to such remedies as may be provided under the Default provisions of this Lease, Landlord shall be entitled to collect a late charge of five percent (5%) of the amount of each monthly payment not received within five (5) days of the date when due, and a charge of the lower of the maximum lawful bad check fee or five percent (5%) of the amount of any check given by Tenant and not paid when first presented by Landlord.

4.4  Lease a Net Lease and Rent Absolute.  It is the intent of the parties that the Base Rent provided in this Lease shall be a net payment to Landlord; that the Lease shall continue for the full Term of this Lease notwithstanding any occurrence preventing or restricting use and occupancy of the Premises, including any damage or destruction affecting the Premises, and any action by governmental authority relating to or affecting the Premises, except as otherwise specifically provided in this Lease; that the Base Rent shall be absolutely payable without offset, reduction or abatement for any cause except as otherwise specifically provided in this Lease; that Landlord shall not bear any costs or expenses relating to the Premises or provide any services or do any act in connection with the Premises except as otherwise specifically provided in this Lease; and that Tenant shall pay, in addition to Base Rent, Additional Rent to cover costs and expenses relating to the Premises, the Common Facilities, and the Property.

4.5  Additional Rent.  Tenant covenants and agrees to pay, as Additional Rent, its Proportionate Share of: (i) all costs and expenses incurred by Landlord relating to the Premises; (ii) all costs and expenses relating to the Common Facilities; and (iii) certain costs and expenses relating to the Property and the Park, all as hereinafter provided and to pay all other amounts payable by Tenant under the terms of this Lease ("Additional Rent").  Costs and expenses, the Proportionate Share of which is payable by Tenant as Additional Rent (as aforesaid) shall include, without limitation, (a) Taxes and Assessments (as defined in Section 5 below); (b) insurance costs (as provided in Section 6 below); (c) operating expenses (as provided in Section 7.2 below); (e) maintenance and repair expenses (as provided in Section 7.3 below); and, (f) other costs and expenses relating to the Premises, the Common Facilities, the Property, and the Park during or attributable to the Term of this Lease, all as hereinafter provided in this Lease.

4.6  Tenant's Proportionate Share.  "Tenant's Proportionate Share" shall mean the percentage derived by dividing the rentable square footage of the Premises, as set forth in Section 2.3, by the rentable square footage within the Building as set forth in Section 2.4.  Tenant's Proportionate Share on the date of this Lease is twenty-seven and ninety-eight hundredths percent (27.98%).

4.7  Monthly Deposits for Costs and Expenses Payable as Additional Rent.  Tenant covenants and agrees to pay to Landlord, monthly in advance, without notice, on each day that payment of Monthly Rent is due, amounts as hereinafter specified (the "Monthly Deposits") for: (i) payment of Taxes and Assessments (as hereinafter defined); (ii) insurance premiums payable with respect to the Property ("Insurance Premiums"); and (iii) utility charges, operating expenses and maintenance and repair expenses, as specified in Section 7 below, and other costs and expenses relating to the Common Facilities and the Park (other than the Premises) ((i), (ii) and (iii) collectively, the "Expenses"), and, if the Monthly Deposits are insufficient to pay the Expenses, to pay to Landlord, within ten (10) days after demand by Landlord, amounts necessary to provide Landlord with funds to pay the same.  The Monthly Deposits shall each be equal to the aggregate of 1/12 of the amount, of Tenant's Proportionate Share of the annual Expenses, as reasonably estimated by Landlord.  Beginning on the first day of the first month of the Term of this Lease, Tenant agrees to pay a Monthly Deposit of Thirty-Seven and 1/2 Cents ($0.375) per rentable square foot, namely the sum of Four Thousand Three Hundred Forty-Two and 50/100 Dollars ($4,342.50) per month.  After the end of each calendar year and after receipt by Landlord of all necessary information and computations, Landlord shall promptly furnish Tenant with a statement of the Expenses for the year, and an adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require to the end that Landlord shall receive the entire amount actually owed by Tenant for Expenses for such year.  Any payment adjustment owed by Tenant will be due forthwith.  To the extent the Monthly Deposits exceed the Expenses, the excess amount shall, at Landlord's option, except as may be otherwise provided by law, either be paid to Tenant or credited against future Monthly Deposits or against Base Rent, or other amounts payable by Tenant under this Lease.  The amount of Expenses payable by Tenant for the years in which the Term of this Lease commences and expires shall be subject to the provisions hereinafter contained in this Lease for proration of such amounts in such years.  Prior to the dates on which payment becomes delinquent for Expenses, Landlord shall make payment of such amounts to the extent of funds from Monthly Deposits available therefor and, upon request by Tenant, shall furnish Tenant with a copy of any receipt for such payments.  Except for Landlord's obligation to make payments out of funds available from Monthly Deposits, the making of Monthly Deposits by Tenant shall not limit or alter Tenant's obligation to pay any part of the Expenses, as elsewhere provided in this Lease.

4.8  Park Expenses.  In addition to all other amounts payable by Tenant pursuant to the terms of this Lease, Tenant shall pay, as Additional Rent payable pursuant to the provisions hereinabove for Monthly Deposits, Tenant's Proportionate Share of the Park Expenses which are deemed allocated to the Property.  "Park Expenses" shall mean all items listed in paragraph 4.5 hereof as Additional Rent which relate to the Park and which are not separately attributable to the Property or any other portion of the Park.

4.9  Proration at Commencement and Expiration of Term.  Expenses shall be prorated between Landlord and Tenant for the year in which the Term of this Lease commences and for the year in which the Term of this Lease expires as of, respectively, the date of commencement of the Term of this Lease and the date of expiration of the Term of this Lease, except as hereinafter provided.  Tenant shall be liable without proration for the full amount of any Taxes and Assessments relating to improvements, fixtures, equipment or personal property installed by or on behalf of Tenant which are levied, assessed, or attributable to the Term of this Lease.  Proration of Expenses shall be made on the basis of the actual Expenses, billed during the calendar years of the Term of this Lease.  The Tenant's Proportionate Share of Expenses for the years in which the Term of this Lease commences and expires shall be paid and deposited with the Landlord through Monthly Deposits as hereinabove provided, but, in the event actual Expenses for either year are greater or less than as estimated for purposes of Monthly Deposits, appropriate adjustment and payment shall be made between the parties, at the time the actual amounts are known, as may be necessary to accomplish payment or proration, as herein provided.

4.10  Security Deposit.  Simultaneously with the execution of this Lease, Tenant shall deposit with Landlord, the sum of Seventeen Thousand Five Hundred and No/100 Dollars ($17,500.00) as a security deposit ("Security Deposit").  The Security Deposit shall be retained by Landlord and may be applied by Landlord, to the extent necessary, to pay and cover any loss, cost, damage or expense, including attorney's fees sustained by Landlord by reason of the failure of Tenant to comply with any provision, covenant or agreement of Tenant contained in this Lease.  To the extent not necessary to cover such loss, cost, damage or expense, the Security Deposit shall be returned to Tenant within sixty (60) days after expiration of the Term of this Lease, or as may be otherwise provided by law.  The Security Deposit shall not be considered as an advance payment of rent or as a measure of the loss, cost, damage or expense which is or may be sustained by Landlord, and shall not be applied as an offset to the last month's rent due from Tenant.  In the event all or any portion of the Security Deposit is applied by Landlord to pay any such loss, cost, damage or expense, Tenant shall, from time to time, promptly upon demand, deposit with Landlord such amounts as may be necessary to replenish the Security Deposit to its original amount.

4.11  General Provisions as to Monthly Deposits and Security Deposit.  Landlord shall be free to commingle the Monthly Deposits and Security Deposit with Landlord's own funds and Landlord shall not be obligated to pay interest to Tenant on account of the Monthly Deposits and Security Deposit.  In the event of a transfer by Landlord of Landlord's interest in the Premises, Landlord may deliver the Monthly Deposits and Security Deposit to the transferee of Landlord's interest and Landlord shall thereupon be discharged from any further liability to Tenant with respect to such Monthly Deposits and Security Deposit.  In the event of a transfer by Tenant of Tenant's interest in the Premises (Tenant's right to do being limited by Section 8.17), Landlord shall be entitled to deliver the Monthly Deposits and Security Deposit to Tenant's successor in interest and Landlord shall thereafter have no liability with respect to the Monthly Deposits and Security Deposit.

5.           TAXES AND ASSESSMENTS.

5.1 Covenant to Pay Taxes and Assessments.  Tenant covenants and agrees to pay, as Additional Rent, Tenant's Pro Rata Share of Taxes and Assessments, which are billed during any calendar year falling partly or wholly within the Term of this Lease, payable pursuant to the provisions hereinabove for Monthly Deposits.  "Taxes and Assessments" shall mean all taxes, assessments or other impositions, general or special, ordinary or extraordinary, of every kind or nature, which may be levied, assessed or imposed upon or with respect to the Property or any part thereof, but shall not include income tax or franchise tax of Landlord.

5.2  Special Assessments.  In the event any Taxes or Assessments are payable in installments over a period of years, Tenant shall be responsible only for installments billed during the calendar years within the Term of this Lease, with proration, as above provided, of any installment payable prior to or after expiration of the Term of this Lease.

5.3  New or Additional Taxes.  Tenant's obligation to pay Tenant's Pro Rata Share of Taxes and Assessments shall include any Taxes and Assessments of a nature not presently in effect but which may hereafter be levied, assessed or imposed upon Landlord or upon the Property if such tax shall be based upon or arise out of the ownership, use or operation of, or the rents received from, the Property, other than income taxes and franchise taxes of Landlord.  For the purposes of computing Tenant's liability for such new type of tax or assessment, the Property shall be deemed the only property of Landlord.

5.4  Landlord's Sole Right to Contest Taxes.  Landlord shall have the sole right to contest any Taxes or Assessments.  Landlord shall pay to or credit Tenant with Tenant's Pro Rata Share of any abatement, reduction or recovery of any Taxes and Assessments attributable to the Term of this Lease, less Tenant's Proportionate Share of all costs and expenses incurred by Landlord, including attorneys' fees, in connection with such abatement, reduction or recovery.

6.           INSURANCE.  Tenant shall comply with all applicable laws, ordinances and regulations affecting the Premises, now existing or hereafter adopted.

6.1 Casualty Insurance.  Landlord covenants and agrees to obtain and keep in full force and effect during the Term of this Lease, Casualty Insurance as hereinafter defined.  "Casualty Insurance" shall mean fire and extended coverage insurance with respect to the Property, in an amount equal to the full replacement cost thereof, with coinsurance clauses of no less than 80%, and with coverage, at Landlord's option, by endorsement or otherwise, for all risks, vandalism and malicious mischief, sprinkler leakage, boilers, and rental loss and with a deductible in an amount for each occurrence as Landlord, in its sole discretion, may determine from time to time.  Casualty Insurance obtained by Landlord need not name Tenant as an insured party but may, at Landlord's option, name any mortgagee or holder of a deed of trust as an insured party as its interest may appear.  Tenant covenants and agrees to pay its Proportionate Share of the cost of Casualty Insurance obtained by Landlord as Additional Rent, payable pursuant to the provisions hereinabove for Monthly Deposits.

6.2  Liability Insurance.  Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept for the mutual benefit of Landlord, Landlord's managing agent,
(presently Eola Capital LLC) and Tenant, Commercial General Liability Insurance (1986 ISO Form or its equivalent) with a combined single limit, each Occurrence and General Aggregate-per location of at least TWO MILLION DOLLARS ($2,000,000), which policy shall insure against liability of Tenant, arising out of and in connection with Tenant's use of the Premises, and which shall insure the indemnity provisions contained herein.  In the event that Tenant exercises the Renewal Option provided for in Exhibit E attached hereto, then at the time of such renewal, Landlord may require the limits to be increased if in its reasonable judgment (or that of its mortgagee) the coverage is insufficient.  Tenant shall also carry the equivalent of ISO Special Form Property Insurance on its personal property and fixtures located in the Premises and any improvements made by Tenant for their full replacement value and with coinsurance waived, and Tenant shall neither have, nor make, any claim against Landlord for any loss or damage to the same, regardless of the cause thereof.

Prior to taking possession of the Premises, and annually thereafter, Tenant shall deliver to Landlord certificates or other evidence of insurance satisfactory to Landlord.  All such policies shall be non-assessable and shall contain language to the extent obtainable that: (i)  that the policies are primary and non-contributing with any insurance that Landlord may carry, and (ii) that the policies cannot be canceled, non-renewed, or coverage reduced except after thirty (30) days' prior written notice to Landlord.  If Tenant fails to provide Landlord with such certificates or other evidence of insurance coverage, Landlord may obtain such coverage and Tenant shall reimburse the cost thereof on demand.

Anything in this Lease to the contrary notwithstanding, Landlord hereby releases and waives unto Tenant (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, and Tenant hereby releases and waives unto Landlord (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, all rights to claim damages for any injury, loss, cost or damage to persons or to the Premises or any other casualty, as long as the amount of which injury, loss, cost or damage has been paid either to Landlord, Tenant, or any other person, firm or corporation, under the terms of any Property, General Liability, or other policy of insurance, to the extent such releases or waivers are permitted under applicable law.  As respects all policies of insurance carried or maintained pursuant to this Lease and to the extent permitted under such policies, Tenant and Landlord each waive the insurance carriers’ rights of subrogation.  Subject to the foregoing, Tenant shall indemnify and hold Landlord harmless from and against any and all claims arising out of (i) Tenant's use of the Premises or any part thereof, (ii) any activity, work, or other thing done, permitted or suffered by Tenant in or about the Premises or the Building, or any part thereof, (iii) any breach or default by Tenant in the performance of any of its obligations under this Lease, or (iv) any act or negligence of Tenant, or any officer, agent, employee, contractor, servant, invitee or guest of Tenant; and in each case from and against any and all damages, losses, liabilities, lawsuits, costs and expenses (including attorneys' fees at all tribunal levels) arising in connection with any such claim or claims as described in (i) through (iv) above, or any action brought thereon.

If such action is brought against Landlord, Tenant upon notice from Landlord shall defend the same through counsel selected by Tenant's insurer, or other counsel acceptable to Landlord.  Tenant assumes all risk of damage or loss to its property or injury or death to persons in, on, or about the Premises, from all causes except those for which the law imposes liability on Landlord regardless of any attempted waiver thereof, and Tenant hereby waives such claims in respect thereof against Landlord.  The provisions of this paragraph shall survive the termination of this Lease.

Tenant’s insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder's ratings of at least A- and a financial rating of at least VI in the most current Best's Insurance Reports available on the Commencement Date, or if the Best's ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies; (ii) name the non-procuring party as an additional insured as its interest may appear [other landlords or tenants may be added as additional insureds in a blanket policy]; (iii) provide that the insurance not be canceled, non-renewed or coverage materially reduced unless thirty (30) days advance notice is given to the non-procuring party; (iv) be primary policies; (v) have no deductible exceeding Ten Thousand and No/100 Dollars ($10,000.00), unless accepted in writing by Landlord; and (vi) be maintained during the entire Term and any extension terms.

7.           SERVICES AND UTILITIES, OPERATING, MAINTENANCE AND REPAIR EXPENSES.

7.1  Service and Utility Charges.  Tenant covenants and agrees to pay all charges for water, sewage disposal, gas, electricity, light, heat, power, telephone, janitorial, vermin and pest control, trash removal (including container removal) or other utility services used, rendered or supplied to or for the Premises and to contract for the same in Tenant's own name.  In no event shall Landlord be liable for any interruption or failure in the supply of any such utilities to the Premises, provided, however, Landlord shall make commercially reasonable efforts to cause the restoration of such utilities.

7.2  Operating Expenses.  Tenant covenants and agrees to pay all costs and expenses of operations on or relating to the Property and the Park, including costs and expenses for common area utilities, gardening and landscaping services.  Tenant also covenants and agrees to pay to Landlord the cost of personnel to implement such service, to police or secure the common areas and property management fees and expenses.  All Landlords expenses and costs associated with the operation, management, repairs or maintenance of the Property and Park shall be included as operating expenses. Tenant's Proportionate Share of any such costs and expenses incurred by Landlord relating to the Property and Park or which are not separately allocated to premises in the Building leased or held for lease to tenants, such costs and expenses shall be payable pursuant to the provisions hereinabove for Monthly Deposits.

7.3  Maintenance and Repair Expenses.  Upon substantial completion of the Tenant Improvements described on Exhibit D, Landlord shall deliver the Premises to Tenant in a condition that is in compliance with the Americans with Disabilities Act and all other applicable governmental regulation.  Tenant covenants and agrees to thereafter maintain, repair, replace and keep the Premises and all improvements, fixtures and personal property thereon in good, safe and sanitary condition, order and repair and in accordance with all applicable laws, ordinances, orders, rules and regulations (including, without limitation, the Americans with Disabilities Act "ADA") of governmental authorities having jurisdiction, now existing or hereafter enacted; to pay all costs and expenses in connection therewith; and to contract for the same in Tenant's own name; and to pay to Landlord, pursuant to the provisions hereinabove for Monthly Deposits, Tenant's Proportionate Share of any such costs and expenses incurred by Landlord relating to the Property and Park or which are not separately allocated to premises in the Building leased or held for lease to tenants.  Such costs and expenses as to the Property and Park may include, without limitation, the costs and expenses of maintenance and upkeep of grass, trees, shrubs and landscaping, including replanting where necessary; keeping parking areas, landscaped areas, sidewalks and driveways safe and secure (with guards or watchmen where Landlord deems necessary) and free from litter, dirt, debris, snow, and obstructions; and ordinary maintenance and repair of the Property and Park.  All maintenance and repairs by Tenant shall be done promptly, in a good and workmanlike fashion, and without diminishing the original quality of the Premises or the Property.  Tenant’s obligations hereunder include the responsibility to repair and maintain at its own expense the HVAC equipment and system serving the Premises.  Tenant, at its sole cost and expense, shall obtain its own service contract for the HVAC equipment and systems servicing the Premises with a vendor approved by Landlord with such service contract specifically including regular maintenance in accordance with the HVAC manufacturer’s specifications on at least a quarterly basis, with a copy of each maintenance report to be provided to Landlord.  Notwithstanding anything contained herein to the contrary, if and to the extent that HVAC equipment and systems servicing the Premises require major repairs or replacement due to ordinary wear and tear and the cost of such major repair or replacement exceeds Five Hundred and No/100 Dollars ($500.00) per unit in any calendar year during the Term of this Lease (the “Tenant’s Repair Limit”) then Landlord, at Landlord’s option, shall either pay for or reimburse Tenant the reasonable and actual cost in excess of Tenant’s Repair Limit for such repair or replacement, provided that (i) the cost of the aforementioned HVAC maintenance contract shall not be included in Tenant’s Repair Limit, (ii) Landlord shall in no way be responsible for any costs associated with any supplemental HVAC units installed by Tenant pursuant to this Section 7.3,  (iii) prior to any repair or replacement, Tenant first submits to Landlord a written quotation from a Landlord approved vendor for the repair or replacement, (iv) Tenant shall be solely responsible for the cost of any repair or replacement up to the amount of Tenant’s Repair Limit, (v) the repair or replacement was in no part necessary due to the act or negligence of Tenant, its employees, officers, agents, contractors or invitees, (vi) Tenant’s service contract for the HVAC equipment and systems as required by this Section 7.3 is in full force and effect, and (vii) Landlord, at its sole discretion, makes the determination whether to repair or replace.    Landlord shall be responsible for and shall bear the costs and expenses of replacement of, or extraordinary maintenance and repairs to, roofs, exterior walls, and structural elements of the Building and Improvements, capital improvements, and costs incurred to bring the Building into compliance with building code and applicable governmental regulations (collectively, the “Landlord Building Costs”) unless the need for such replacement or repair is caused by the act or neglect of Tenant, it’s agents, servants, employees, invitees or an damage caused by breaking and entering, in which case said Tenant shall pay to Landlord the actual cost of such maintenance and repair.  The Landlord Building Costs shall be paid by Landlord and shall not be included in the Additional Rent, except to the extent that the work resulting in the Landlord Building Costs results in reductions in operating expenses.  Tenant shall have the right to install supplemental air conditioning units in the Premises with the cost of purchase, engineering, installation, operation and maintenance (including but not limited to cost of electricity to operate such unit) of the units to be paid solely by Tenant, provided that (i) Landlord shall determine the location of such supplemental unit(s), and (ii) any such units, without payment of consideration to Tenant, shall become the property of Landlord upon the expiration or earlier termination of this Lease, provided further, that Landlord may require Tenant to remove such supplemental air conditioning units upon the expiration or earlier termination of this Lease, in which event Tenant shall, at its sole cost and expense, remove such units and repair any damage resulting from such removal.

8.           OTHER COVENANTS OF TENANT.

8.1  Limitation on Use by Tenant.  Tenant covenants and agrees to use the Premises only for general office purposes in connection with Tenant’s stored value card business and for no other purposes, except with the prior written consent of Landlord.

8.2  Compliance with Laws.  Tenant covenants and agrees that nothing shall be done or kept on the Premises in violation of any law, ordinance, order, rule or regulation of any governmental authority having jurisdiction, and that the Premises shall be used, kept and maintained in compliance with any such law, ordinance, order, rule or regulation (now existing or hereafter enacted) and with the certificate of occupancy issued for the Building and the Premises.

8.3  Compliance with Insurance Requirements.  Tenant covenants and agrees that nothing shall be done or kept on the Premises which might make unavailable or increase the cost of insurance maintained with respect to the Premises or the Property, which might increase the insured risks or which might result in cancellation of any such insurance.

8.4  No Waste or Impairment of Value.  Tenant covenants and agrees that nothing shall be done or kept on the Premises or the Property which might impair the value of the Premises or the Property, or which would constitute waste.

8.5  No Hazardous Use.  Tenant covenants and agrees that nothing shall be done or kept on the Premises or the Property and that no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Premises, which might be unsafe or hazardous to any person or property.  Tenant shall at all times comply with its representations, warranties and covenants as set forth in Exhibit C.

8.6  No Structural or Overloading.  Tenant covenants and agrees that nothing shall be done or kept on the Premises or the Building and that no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Premises which might impair the structural soundness of the Building, which might result in an overload of the weight capacity of floors or of electricity lines serving the Building, or which might interfere with electric or electronic equipment in the Building or on any adjacent or nearby property.  In the event of violations hereof, Tenant covenants and agrees to remedy immediately the violation at Tenant's expense and in compliance with all requirements of governmental authorities and insurance underwriters.

8.7  No Nuisance, Noxious or Offensive Activity.  Tenant covenants and agrees that no noxious or offensive activity shall be carried on upon the Premises or the Property; nor shall anything be done or kept on the Premises or the Property which may be or become a public or private nuisance or which may cause embarrassment, disturbance, or annoyance to others in the Building or on adjacent or nearby property.

8.8  No Annoying Lights, Sounds or Odors.  Tenant covenants and agrees that no light shall be emitted from the Premises which is unreasonably bright or causes unreasonable glare; no sound shall be emitted from the Premises which is unreasonably loud or annoying; and no odor shall be emitted from the Premises which is or might be noxious or offensive to others in the Building or on adjacent or nearby property.

8.9  No Unsightliness.  Tenant covenants and agrees that no unsightliness shall be permitted on the Premises or the Property.  Without limiting the generality of the foregoing, all unsightly conditions, equipment, objects and conditions shall be kept enclosed within the Premises; hallways adjoining the Premises may not be used for discarding or storing any materials; no refuse, scrap, debris, garbage, trash, bulk materials or waste shall be kept, stored or allowed to accumulate on the Premises or the Property except as may be enclosed within the Premises; all pipes, wires, poles, antenna and other facilities for utilities or the transmission or reception of audio or visual signals or electricity shall be kept and maintained underground or enclosed within the Premises or appropriately screened from view; and no temporary structure shall be placed or permitted on the Premises or the Property without the prior written consent of Landlord.

8.10 No Animals.  Tenant covenants and agrees that no animals shall be permitted or kept on the Premises or the Property.

8.11  Restriction on Signs and Exterior Lighting.  Tenant may not erect, install or display any sign or advertising material upon the Building exterior, the exterior of the Premises (including any exterior doors), or the exterior walls thereof, or in any window therein, and no exterior lighting shall be permitted on the Premises or the Property except as approved in writing by Landlord, without the prior written consent of Landlord.  Landlord shall install Landlord’s standard signage at Tenant’s entrance and on the Monument Sign as part of Tenant Improvements.

8.12  No Violation of Covenants.  Tenant covenants and agrees not to commit, suffer or permit any violation of any covenants, conditions or restrictions affecting the Premises or the Property, provided that Landlord has provided a copy of such covenants, conditions and restrictions to Tenant prior to execution of this Lease or made same available at Landlord’s office for Tenant’s review.

8.13  Restriction on Changes and Alterations. Tenant shall make no structural or interior alterations of the Premises without Landlord’s prior written consent.  If Tenant requires alterations, Tenant shall provide Landlord’s managing agent with a complete set of construction drawings, and such agent shall then determine the actual cost of the work to be done (to include a construction supervisions fee of three percent (3%) to be paid to Landlord’s managing agent).  Tenant may then either agree to pay Landlord to have the work done, or with Landlord’s consent, engage their own contractor, approved by Landlord to perform the alterations.  If requested by Landlord at the termination of this Lease or vacation of the Premises by Tenant, Tenant shall restore (at Tenant's sole cost and expense) the Premises to the same condition as existed at the commencement of the term, ordinary wear and tear and damage by insured casualty only excepted.  However, Landlord may elect to require Tenant to leave alterations performed for it unless at the time of such alterations Landlord agreed in writing that Tenant could remove them on expiration or termination of this Lease, and if Tenant does so remove Tenant shall repair any damage occasioned by such removal.  The foregoing notwithstanding, Tenant shall not be required to remove the improvements made to the Premises as described in the Work Letter attached hereto as Exhibit D.

8.14  No Mechanics Liens.  Tenant covenants and agrees not to permit or suffer, and to cause to be removed and released, any mechanics, materialmen or other lien on account of supplies, machinery, tools, equipment, labor or material furnished or used in connection with the construction, alteration, improvement, addition to or repair of the Premises by, through or under Tenant.  Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien, provided that Tenant shall give to Landlord such security as may be reasonably requested by Landlord to insure the payment of any amounts claimed, including interests and costs, and to prevent any sale, foreclosure or forfeiture of any interest in the Property on account of any such lien and provided that, on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with interests and costs, and will cause the lien to be released and any judgment satisfied.

TENANT SHALL NOTIFY ANY CONTRACTOR PERFORMING ANY CONSTRUCTION WORK IN THE PREMISES ON BEHALF OF TENANT THAT THIS LEASE SPECIFICALLY PROVIDES THAT THE INTEREST OF LANDLORD IN THE PREMISES SHALL NOT BE SUBJECT TO LIENS FOR IMPROVEMENTS MADE BY TENANT, AND NO MECHANIC’S LIEN OR OTHER LIEN FOR ANY SUCH LABOR, SERVICES, MATERIALS, SUPPLIES, MACHINERY, FIXTURES OR EQUIPMENT SHALL ATTACH TO OR AFFECT THE STATE OR INTEREST OF LANDLORD IN AND TO THE PREMISES, THE BUILDING, OR ANY PORTION THEREOF.  IN ADDITION, LANDLORD SHALL HAVE THE RIGHT TO POST AND KEEP POSTED AT ALL REASONABLE TIMES ON THE PREMISES AND NOTICES WHICH LANDLORD SHALL BE REQUIRED SO TO POST FOR THE PROTECTION OF LANDLORD AND THE PREMISES FROM ANY SUCH LIEN.  TENANT AGREES TO PROMPTLY EXECUTE SUCH INSTRUMENTS IN RECORDABLE FORM IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF FLORIDA STATUTE SECTION 713.10.

8.15  No Other Encumbrances.  Tenant covenants and agrees not to obtain any financing secured by Tenant's interest in the Premises and not to encumber the Premises, or Landlord or Tenant's interest therein, without the prior written consent of Landlord, and to keep the Premises free from all liens and encumbrances except those created by Landlord.

8.16  Subordination to Landlord Mortgages. The Lease, as the same may hereafter be modified, amended or extended, is, shall be, and shall at all times remain, subject and subordinate to the terms, conditions and provisions of any mortgage now existing or later placed upon the premises by Landlord, the lien imposed by such mortgage; and all advanced made under such mortgage.  Such subordination is and shall be effective and self-operative without any need for any successor to landlord’s interest in the premises by foreclosure or deed in lieu thereof (a “Successor Landlord”) or Tenant to execute any further document.  Tenant shall, however, confirm such subordination in writing upon request by Landlord and any Successor Landlord within ten (10) days of such request.  In the event of foreclosure of such mortgage, Tenant shall not be disturbed in its possession of the Premises so long as Tenant is not in default under this Lease and, subsequent to such foreclosure, Tenant attorns to the party acquiring title by virtue of the foreclosure, and this Lease shall continue in full force and effect as a direct lease, in accordance with its terms, between the Successor Landlord and Tenant.  Tenant agrees to give any mortgagee of Landlord which has provided a non-disturbance agreement to Tenant, notice of, and a reasonable opportunity (which shall in no event be less than thirty (30) days after written notice thereof is delivered to mortgagee as herein provided) to cure, any Landlord default hereunder; and Tenant agrees to accept such cure if effected by such mortgagee.  No termination of this Lease by Tenant shall be effective until such notice has been given and the cure period has expired without the default having been cured.

8.17  No Assignment or Subletting.  Tenant may not assign or encumber this Lease or its interest in the Premises arising under this Lease, and may not sublet any part or all of the Premises without the written consent of Landlord first had and obtained.  Tenant shall pay all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with assignments or sublease transactions, including Landlord'’ attorney fees.  Any assignment or sublease to which Landlord may consent (one consent not being any basis that Landlord should grant any further consent) shall not relieve Tenant of any or all of its obligations hereunder.  For the purpose of the Section 8.17, the work "assignment" shall be defined and deemed to include the following:   (i) if Tenant is a partnership, the withdrawal or change, whether voluntary, involuntary or by operation of law of partners owning thirty percent (30%) or more of the partnership, or the dissolution of the partnership; (ii) if Tenant consists of more than one person, an assignment, whether voluntary, involuntary, or by operation of law, by one person to one of the other persons that is a Tenant; (iii) if Tenant is a corporation, any dissolution or reorganization of Tenant, or the sale or other transfer of a controlling percentage (hereafter defined) of capital stock of Tenant other than to an affiliate or subsidiary or the sale of fifty-one percent (51%) in value of the assets of Tenant; (iv) if Tenant is a Limited Liability Company, the change of members whose interest in the Company is 50% or more.  The phrase "controlling percentage" means the ownership of, and the right to vote, stock possessing at least fifty-one percent (51%) of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors, or such lesser percentage as is required to provide actual control over the affairs of the corporation.  Acceptance of Rent by Landlord after any non-permitted assignment shall not constitute approval thereof by Landlord.   Notwithstanding the foregoing provisions of this Section 8.17, Tenant may assign or sublease part or all of the Premises without Landlord's consent to: (i) any corporation or partnership that controls, is controlled by, or is under common control with, Tenant; or (ii) any corporation resulting from the merger or consolidation with Tenant or to any entity that acquires all of Tenant's assets as a going concern of the business that is being conducted on the Premises, as long as the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant, and continues the same use as permitted under Section 8.1.  However, Landlord must be given prior written notice of any such assignment or subletting, and failure to do so shall be a default hereunder.  Landlord will never consent to an assignment or sublease that might result in a use that conflicts with the rights of an existing tenant.  In no event shall this Lease be assignable by operation of any law, and Tenant's rights hereunder may not become, and shall not be listed by Tenant as an asset under any bankruptcy, insolvency or reorganization proceedings.  Tenant is not, may not become, and shall never represent itself to be an agent of Landlord, and Tenant acknowledges that Landlord's title is paramount, and that it can do nothing to affect or impair Landlord's title.  If this Lease shall be assigned or the Premises or any portion thereof sublet by Tenant at a rental that exceeds the rentals to be paid to Landlord hereunder, attributable to the Premises or portion thereof so assigned or sublet, then any such excess shall be paid over to Landlord by Tenant.

8.18  Annual Financial Statements.  Tenant covenants and agrees to furnish to Landlord annually, within ninety (90) days after the end of each fiscal year of Tenant, copies of financial statements of Tenant, certified by an officer of Tenant to be true and correct, and agrees that Landlord may deliver any such financial statements to any existing or prospective mortgagee or purchaser of the Property.  The financial statements shall include a balance sheet as of the end of, and a statement of profit and loss for, the preceding fiscal year of Tenant.

8.19  Payment of Income and Other Taxes.  Tenant covenants and agrees to pay promptly when due all property taxes on personal property of Tenant on the Premises and all federal, state and local income taxes, sales taxes, use taxes, Social Security taxes, unemployment taxes and taxes withheld from wages or salaries paid to Tenant's employees, the nonpayment of which might give rise to a lien on the Premises or Tenant's interest therein, and to furnish, if requested by Landlord, written evidence of such payments.

8.20  Estoppel Certificates.  Tenant covenants and agrees to execute, acknowledge and deliver to Landlord, within ten (10) days of Landlord's written request, a written statement certifying that this Lease is unmodified (or, if modified, stating the modifications) and in full force and effect; stating the dates to which Base Rent has been paid; stating the amount of the Security Deposit held by Landlord; stating the amount of Monthly Deposits held by Landlord for the then tax and insurance year; and stating whether or not Landlord is in default under this Lease (and, if so, specifying the nature of the default).  Tenant agrees that such statement may be delivered to and relied upon by any existing or prospective mortgagee or purchaser of the Property.  Tenant agrees that a failure to deliver such a statement within ten (10) days after written request from Landlord shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord; that there are no uncured defaults by Landlord under this Lease; and that any representation by Landlord with respect to Base Rent, the Security Deposit and Monthly Deposits are true.

8.21 Landlord Right to Inspect and Show Premises and to Install For Sale Signs.  Tenant covenants and agrees that Landlord and authorized representatives of Landlord shall have the right to enter the Premises at any reasonable time during ordinary business hours for the purposes of inspecting or maintaining the same, and making such repairs, alterations or changes as Landlord deems necessary, or performing any obligations of Tenant which Tenant has failed to perform and that any amounts so expended by Landlord shall be paid by Tenant to Landlord within thirty (30) days as Additional Rent, or for the purposes of showing the Premises to any existing or prospective mortgagee, purchaser or lessee of the Property or the Premises.  The foregoing notwithstanding, the parties recognize that Tenant maintains financial documents that require privacy, and all visitors to the Premises must sign in on the Tenant visitor sheet, and Landlord shall give reasonable notice to Tenant prior to entry, provided that Tenant agrees to make a Tenant representative available during ordinary business hours to accompany any such visitors, and provided further, that in the event of an emergency, Landlord may enter the Premises without prior notice and without being accompanied by a Tenant representative.  Tenant covenants and agrees that Landlord may at any time and from time to time place on the Property but not on the Premises a sign advertising the Property for sale.  During the last ninety (90) days of the Term of this Lease, Landlord may place a sign on the Premises advertising the Premises for lease.

8.22  Landlord Title to Fixtures, Improvements and Equipment.  Tenant covenants and agrees that all fixtures and improvements on the Premises and all equipment and personal property relating to the use and operation of the Premises (as distinguished from operations incident to the business of Tenant), including all plumbing, heating, lighting, electrical and air conditioning fixtures and equipment, whether or not attached to or affixed to the Premises, and whether now or hereafter located upon the Premises, shall be and remain the property of the Landlord upon expiration of the Term of this Lease.

8.23  Removal of Tenant's Equipment.  Tenant covenants and agrees to remove, not later than the expiration date of the Term of this Lease, all of Tenant's Equipment, as hereinafter defined.  "Tenant's Equipment" shall mean all equipment, apparatus, machinery, signs, furniture, furnishings and personal property used in the operation of the business of Tenant (as distinguished from the use and operation of the Premises).  If such removal shall injure or damage the Premises, Tenant covenants and agrees, at its sole cost and expense, at or prior to the expiration of the Term of this Lease, to repair such injury and damage in good and workmanlike fashion and to place the Premises in the same condition as the Premises would have been in if such Tenant's Equipment had not been installed.  If Tenant fails to remove any Tenant's Equipment by the expiration of the Term of this Lease, Landlord may, at its option, keep and retain any such Tenant's Equipment or dispose of the same and retain any proceeds thereof and Landlord shall be entitled to recover from Tenant any costs or expenses of Landlord in removing the same and in restoring the Premises in excess of the actual proceeds, if any, received by Landlord from disposition thereof.

8.24  Tenant Indemnification of Landlord.  Tenant covenants and agrees to protect, indemnify and save Landlord harmless from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including attorneys' fees at all tribunal levels, imposed upon, incurred by or asserted against Landlord by reason of (a) any accident, injury to or death of any person or loss of or damage to any property occurring on or about the Premises; (b) any act or omission of Tenant or Tenant's officers, employees, agents, guests or invitees or of anyone claiming by, through or under Tenant; (c) any use which may be made of, or condition existing upon, the Premises; (d) any improvements, fixtures or equipment upon the Premises; (e) any failure on the part of Tenant to perform or comply with any of the provisions, covenants or agreements of Tenant contained in this Lease; (f) any violation of any law, ordinance, order, rule or regulation of governmental authorities having jurisdiction by Tenant or Tenant's officers, employees, agents, guests or invitees or by anyone claiming by, through or under Tenant; and (g) any repairs, maintenance or changes to the Premises by, through or under Tenant.  Tenant further covenants and agrees that, in case any action, suit or proceeding, is brought against Landlord by reason of any of the foregoing, Tenant will, at Tenant's sole cost and expense, defend Landlord in any such action, suit or proceeding, with counsel acceptable to Landlord.  However, Tenant’s indemnification of Landlord pursuant to this Section does not apply to loss or injury to the extent caused by Landlord’s gross negligence or intentional tortious conduct.

8.25 Waiver by Tenant.  Tenant waives and releases any claims Tenant may have against Landlord or Landlord's officers, agents or employees for loss, damage or injury to person or property sustained by Tenant or Tenant's officers, agents, employees, guests, invitees or anyone claiming by, through or under Tenant resulting from any cause whatsoever other than Landlord's gross negligence or willful misconduct.

8.26  Release upon Transfer by Landlord.  In the event of a transfer by Landlord of the Property or of Landlord's interest as Landlord under this Lease, Landlord's successor or assign shall take subject to and be bound by this Lease and, in such event, Tenant covenants and agrees that: Landlord shall be released from all obligations of Landlord under this Lease; that Tenant shall thereafter look solely to Landlord's successor or assign for satisfaction of the obligations of Landlord under this Lease; and that Tenant shall attorn to such successor or assign.

8.27  Compliance with ADA.  Tenant covenants and agrees that nothing shall be done or kept by Tenant on the Premises or in the Common Facilities in violation of ADA, and that Tenant shall maintain, repair, replace, keep and use the Premises and all improvements, fixtures and personal property therein and thereon, and conduct its business within the Premises, in accordance with the requirements of ADA.  If any improvements, alterations or repairs to the Premises are required by governmental authority under ADA or its implementing regulations or guidelines, Tenant shall be solely responsible for all non-structural items and any structural items due to Tenant's specific use of the Premises.  Tenant covenants and agrees to pay all costs and expenses in connection with the performance of its obligations under this Section 8.27.  Nothing contained in this Section 8.27 shall be construed to limit the generality of the provisions of Section8.2 respecting Tenant's obligation to comply with applicable laws and of the provisions of Section 8.13 respecting Tenant's obligation to comply with ADA and other applicable laws in connection with any Change.

9.           DAMAGE OR DESTRUCTION.

9.1  Tenant's Notice of Damage.  If any portion of the Premises shall be damaged or destroyed by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord ('Tenant's Notice of Damage").

9.2  Options to Terminate if Damage Substantial.  Upon receipt of Tenant's Notice of Damage, Landlord shall promptly proceed to determine the nature and extent of the damage or destruction and to estimate the time necessary to repair or restore the Premises.  As soon as reasonably possible, Landlord shall give written notice to Tenant stating Landlord's estimate of the time necessary to repair or restore the Premises ("Landlord's Notice of Repair Time").  If Landlord reasonably estimates that repair or restoration of the Premises cannot be completed within 180 days from the time of Tenant's Notice of Damage, Landlord and Tenant shall each have the option to terminate this Lease.  In the event, however, that the damage or destruction was caused by the act or omission of Tenant or Tenant's officers, employees, agents, guests or invitees or of anyone claiming by, through or under Tenant, Landlord shall have the option to terminate this Lease if Landlord reasonably estimates that the repair or restoration cannot reasonably be completed within 180 days from the time of Tenant's Notice of Damage, but Tenant shall not have the option to terminate this Lease.  Any option granted hereunder shall be exercised by written notice to the other party given within ten (10) days after Landlord's Notice of Repair Time.  In the event either Landlord or Tenant exercises its option to terminate this Lease, the Term of this Lease shall expire 10 days after the notice by either Landlord or Tenant exercising such party's option to terminate this Lease.  In the event of termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Base Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of Tenant's Notice of Damage less the reasonable value of any use or occupation of the Premises by Tenant subsequent to the time of Tenant's Notice of Damage.

9.3  Obligations to Repair and Restore.  In the event there are sufficient funds, and such funds are available to Landlord to repair and restore and repair of the Premises, and restoration can be completed within the period specified in Section 9.2, in Landlord's reasonable estimation, this Lease shall continue in full force and effect and Landlord shall proceed forthwith to cause the Premises to be repaired and restored with reasonable diligence and there shall be abatement of Base Rent and Additional Rent proportionate to the extent of the space and period of time that Tenant is unable to use and enjoy the Premises.  Landlord may, at its option, require Tenant to arrange for and handle the repair and restoration of the Premises, in which case Landlord shall furnish Tenant with sufficient funds for such repair and restoration, at the time or times such funds are needed, utilizing any proceeds from insurance and any additional funds necessary to cover the costs of repair or restoration.

9.4  Application of Insurance Proceeds.  The proceeds of any Casualty Insurance maintained on the Premises, other than casualty insurance maintained by Tenant on fixtures and personal property of Tenant, shall be paid to and become the property of Landlord, subject to any obligation of Landlord to cause the Premises to be repaired and restored, which obligation is contingent on casualty insurance proceeds adequate to complete the repair or restoration being available to Landlord.

10.           CONDEMNATION.

10.1  Taking - Substantial Taking - Insubstantial Taking.  A "Taking" shall mean the taking of all or any portion of the Premises as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use or the sale of all or part of the Premises under the threat of condemnation.  A "Substantial Taking" shall mean a Taking of so much of the Premises that Tenant cannot thereafter reasonably use the Premises for carrying on, at substantially the same level or scope, the business theretofore conducted by Tenant on the Premises.  An "Insubstantial Taking" shall mean a Taking such that the Premises can thereafter continue to be used by Tenant for carrying on, at substantially the same level or scope, the business theretofore conducted by Tenant on the Premises.

10.2  Termination on Substantial Taking.  If there is a Substantial Taking with respect to the Premises, the Term of this Lease shall expire on the date of vesting of title pursuant to such Taking.  In the event of termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Base Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of termination of this Lease.

10.3  Restoration on Insubstantial Taking.  In the event of an Insubstantial Taking, this Lease shall continue in full force and effect, Landlord shall proceed forthwith to cause the Premises to be restored as near as may be to the original condition thereof and there shall be abatement of Base Rent and Additional Rent proportionate to the extent of the space so taken.  Landlord may, at its option, require Tenant to arrange for and handle the restoration of the Premises, in which case Landlord shall furnish Tenant with sufficient funds for such restoration, at the time or times such funds are needed, utilizing the proceeds of any awards or consideration received as a result of the Taking and any additional funds necessary to cover the costs of restoration.

10.4  Right to Award.  The total award, compensation, damages or consideration received or receivable as a result of a Taking ("Award") shall be paid to and be the property of Landlord, whether the Award shall be made as compensation for diminution of the value of the leasehold or the fee of the Premises or otherwise and Tenant hereby assigns to Landlord, all of Tenant's right, title and interest in and to any such Award.  Tenant covenants and agrees to execute, immediately upon demand by Landlord, such documents as may be necessary to facilitate collection by Landlord of any such Award.  Tenant, however, shall be entitled to apply for compensation, if available, for its relocation and for any of its personal property taken.

11.           DEFAULTS BY TENANT.

11.1           Default.  If Tenant: (i) fails to pay when due any Rent, or any other sum of money which Tenant is obligated to pay, as provided in this Lease; or (ii) breaches any other agreement, covenant or obligation herein set forth and such breach shall continue and not be remedied within ten (10) days after Landlord shall have given Tenant written notice specifying the breach, or if such breach cannot, with due diligence, be cured within said period of ten (10)  days and Tenant does not within said ten (10) day period commence and thereafter with reasonable diligence completely cure the breach within thirty (30) days after notice; or (iii) files (or has filed against it and not stayed or vacated within sixty (60) days after filing) any petition or action for relief under any creditor's law (including bankruptcy, reorganization, or similar action), either in state or federal court; or (iv) makes any transfer in fraud of creditors as defined in Section 548 of the United States Bankruptcy Code (11 U.S.C. 548, as amended or replaced), has a receiver appointed for its assets (and appointment shall not have been stayed or vacated within thirty (30) days), or makes an assignment for benefit of creditors; then Tenant shall be in default hereunder, and, in addition to any other lawful right or remedy which Landlord may have, Landlord at its option, in addition to such other remedies as may be available under Florida law, may do the following: (1) terminate this Lease and Tenant’s right of possession; or (2) terminate Tenant’s right to possession but not this Lease and/or proceed in accordance with any and all of the following remedies:

(a)   Landlord may, without further notice, re-enter the Premises in accordance with applicable law and dispossess Tenant by summary proceedings or otherwise, as well as the legal representative(s) of Tenant and/or other occupant(s) of the Premises, and remove their effects and hold the Premises as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end; and/or at Landlord’s option,

(b)   All Base Rent and all Additional Rent for the balance of the Term will, at the election of Landlord, be accelerated and the present worth of same (as reasonably determined by Landlord) for the balance of the Term, net of amounts actually collected by Landlord, shall become immediately due thereupon and be paid, together with all expenses of any nature which Landlord may incur such as (by way of illustration and not limitation) those for attorneys’ fees, brokerage, advertising, and refurbishing the Premises in good order or preparing them for re-rental; and/or at Landlord’s option,

(c)   Landlord may re-let the Premises, or any part thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the Term, and may grant concessions or free rent or charge a higher rental than that reserved in this Lease; provided, however, Landlord shall have no obligation to re-let the Premises, or any part thereof, and shall in no event be liable for failure to re-let the Premises, or any part thereof, or, in the event of any such re-letting, for refusal or failure to collect any rent due upon such re-letting, and no such refusal or failure shall operate to release Tenant of any liability under this Lease or otherwise to effect or reduce any such liability; and/or at Landlord’s option,

(d)   Tenant or its legal representative(s) will also pay to Landlord as agreed upon damages, in addition to such other damages that Landlord may be legally entitled to, any deficiency between the Base Rent and all Additional Rent hereby charged and/or agreed to be paid and the net amount, if any, of the rents collected on account of this Lease or Leases of the Premises for each month of the period which would otherwise have constituted the balance of the Term.

All rights and remedies of Landlord are cumulative, and the exercise of any one shall not be an election excluding Landlord at any other time from exercise of a different or inconsistent remedy.  No exercise by Landlord of any right or remedy granted herein shall constitute or effect a termination of this Lease unless Landlord shall so elect by written notice delivered to Tenant.

The failure of Landlord to exercise its rights in connection with this Lease or any breach or violation of any term, or any subsequent breach of the same or any other term, covenant or condition herein contained shall not be a waiver of such term, covenant or condition or any subsequent breach of the same or any other covenant or condition herein contained.

No acceptance by Landlord of a lesser sum than the Base Rent, administrative charges, Additional Rent and other sums then due shall be deemed to be other than on account of the earliest installment of such payments due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy provided in this Lease.

In addition, no payments of money by Tenant to Landlord after the expiration or termination of this Lease after the giving of any notice by Landlord to Tenant shall reinstate or extend the Term, or make ineffective any notice given to Tenant prior to the payment of such money.  After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums due under this Lease, and the payment thereof shall not make ineffective any notice or in any manner affect any pending suit or any judgment previously obtained.

Tenant hereby absolutely, unconditionally and irrevocably waives the following:

(i)           Any right Tenant may have to interpose or assert any claim or counterclaim in any action or proceeding brought by Landlord under this Lease.  If Tenant violates this Subsection, Landlord and Tenant stipulate that any such claim or counterclaim shall be severed and tried separately from the action or proceeding brought by Landlord pursuant to Florida Rules of Civil Procedure 1.270(b) or other applicable law.  This Subsection shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions of this Lease or to which Tenant has not waived any claim pursuant to the provisions of this Lease so long as notice is first given to Landlord and any holder of a mortgage and/or lessor under a superior lease (provided that notice of such mortgagee and/or lessor has been provided to Tenant), and a reasonable opportunity is granted to Landlord and such holder and/or lessor to correct such violation.  In no event shall Landlord, any holder of a mortgage and/or lessor under a superior lease be responsible for any consequential damages incurred by Tenant, including lost profits or interruption of business, as a result of any default by Landlord.  Tenant shall in all events comply with the provisions of Section 83.232, Florida Statutes with respect to any action or proceeding brought by Landlord under this Lease;

(ii)           Any and all rights of redemption of the Premises or any goods therein granted by or under any present or future laws in the event Tenant is evicted or dispossessed of the same in accordance with this Lease or Landlord obtains possession of the same in accordance with this Lease;

(iii)           The benefit of all laws now existing or hereafter in effect, exempting any goods on the Premises owned by Tenant from distraint, levy or sale in any legal proceedings taken by Landlord in accordance with applicable laws to enforce any rights or remedies under this Lease;

(iv)           The benefit of all laws existing now or hereafter in effect regarding any limitation as to the goods upon which, or the time within which, distress is to be made after removal of goods of Tenant from the Premises, and Tenant further relieves Landlord of the obligation of proving or identifying the goods distrained, it being the purpose and intent of this provision that all goods of Tenant upon the Premises shall be liable to distress for rent at any time after Tenant’s default beyond the applicable cure period under this Lease;

(v)           All rights relating to the landlord/tenant relationship under any law, ordinance or statute, to the extent that such law, ordinance or statute might limit the time period respecting Landlord’s right to cause the distrained goods to be sold.  Tenant hereby specifically and knowingly authorizes Landlord to sell any goods distrained for rent at a public auction sale to be held at any time at least fifteen (15) days after the distraint without appraisement and condemnation of the goods, but upon ten (10) days’ notice to Tenant of the date, place and terms of sale, including Landlord’s right to purchase all or any of the property; and

(vi)           The requirement under Section 83.12, Florida Statutes that Landlord in the distress for rent action file a bond payable to Tenant in at least double the sum demanded by Landlord.  In the case of the distress for rent action under this Lease, no bond whatsoever will be required of Landlord.

Landlord and Tenant further acknowledge that, to induce Tenant to enter into this Lease, and in consideration of Tenant’s agreement to perform all of the provisions to be performed by Tenant under this Lease, Landlord has agreed to waive (i) reimbursement from Tenant of the amount of any tenant improvement expenses incurred by Landlord in connection with the build-out of the Premises for Tenant’s initial occupancy, except any amount Tenant paid Landlord for overages on tenant improvements requested by Tenant, and (ii) payment by Tenant of Base Rent or portions thereof during the period(s) specified herein.  Upon the occurrence of a default under this Lease, the foregoing waiver of payment of Base Rent or portions thereof shall be of no further force and effect as to any subsequent payments of Base Rent otherwise due under this Lease, each of the foregoing waivers shall be deemed revoked retroactively and Tenant shall immediately pay to Landlord as Additional Rent the following: (a) all payments of Base Rent which have previously been waived, and (b) the unamortized cost of any tenant improvement expenses incurred by Landlord, which shall be equal to the product of (1) the tenant improvement expenses incurred by Landlord, and (2) a fraction, the numerator of which shall be the number of months (or portions thereof) from the date of the occurrence of the default to the Expiration Date, not to exceed the number of months in which Tenant is obligated to pay Rent hereunder without any abatement or concession, and the denominator of which shall be the number of months (or portion thereof) in the Term less the number of months in the Term in which Landlord has waived payment of Base Rent or portions thereof.  Landlord shall, after the occurrence of a default, forward a statement to Tenant setting forth the unamortized cost of the tenant improvement expenses incurred by Landlord and of all Base Rent payments which have previously been waived by Landlord and are now payable in accordance with this Subsection, but the failure to deliver such statement shall not be deemed to be a waiver of the right to collect such amounts.

If Landlord exercises the remedies provided in Subsection a, b, c or d above, Landlord may declare the entire balance of all forms of Rent due under this Lease for the remainder of the Term to be forthwith due and payable and may collect the then present value of such Rents (calculated using a discount equal to the yield then obtainable from the United States Treasury Bill or Note with a maturity date closest to the Expiration Date) by distress or otherwise.  The accelerated Additional Rent shall be calculated by multiplying the highest Additional Rent amount payable by Tenant in any calendar year prior to Default times the number of calendar years (including any fractional calendar year) remaining in the Term following the date of default.  If Landlord exercises the remedy provided in Subsection b above and collects from Tenant all forms of Rent owed for the remainder of the Term, Landlord shall account to Tenant, at the Expiration Date, for amounts actually collected by Landlord as a result of a reletting, net of Tenant’s obligations pursuant to Subsection b.

Tenant further agrees that Landlord may obtain an order for summary ejectment from any court of competent jurisdiction without prejudice to Landlord's rights to otherwise collect rents from Tenant.

11.2.  Multiple Defaults.

(a)           Tenant acknowledges that any rights or options of first refusal, or to extend the Term, to expand the size of the Premises, to purchase the Premises or the Building, or other such or similar rights or options which have been granted to Tenant under this Lease are conditioned upon the prompt and diligent performance of the terms of this Lease by Tenant.  Accordingly, should Tenant default under this Lease on two (2) or more occasions during any twelve (12) month period, in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be deemed canceled and of no further force and effect.

(b)           Should Tenant default in the payment of Base Rent, Additional Rent, or any other sums payable by Tenant under this Lease on two (2) or more occasions during any twelve (12) month period, regardless of whether any such default is cured, then, in addition to all other remedies otherwise available to Landlord, Tenant shall, within ten (10) days after demand by Landlord, post a security deposit in, or increase the existing Security Deposit by, a sum equal to three (3) months’ installments of Base Rent.  Any security deposit posted pursuant to the foregoing sentence shall be governed by Section 22 below.

(c)           Should Tenant default under this Lease on two (2) or more occasions during any twelve (12) month period, in addition to all other remedies available to Landlord, any notice requirements or cure periods otherwise set forth in this Lease with respect to a default by Tenant shall not apply.

12.           SURRENDER AND HOLDING OVER.

12.1  Surrender Upon Lease Expiration.  Upon the expiration or earlier termination of this Lease, or on the date specified in any demand for possession by Landlord after any Default by Tenant, Tenant covenants and agrees to surrender possession of the Premises to Landlord in the same condition as when Tenant first occupied the Premises, ordinary wear and tear and damage by fully insured casualty excepted.

12.2  Holding Over.  If Tenant shall hold over after the expiration of the Term of this Lease or other termination of this Lease, such holding over shall not be deemed to be a renewal of this Lease but shall be deemed to create a tenancy-at-sufferance and by such holding over Tenant shall continue to be bound by all of the terms and conditions of this Lease except that during such tenancy-at-sufferance, Tenant shall pay to Landlord (a) Rent at the rate equal to one hundred fifty percent (150%) of the then current Rent provided for in the foregoing Section 4, and (b) any and all operating expenses and other forms of Additional Rent payable under the terms of this Lease.  The increased Rent during such holding over is intended to partially compensate Landlord for losses, damages and expenses, including frustrating and delaying Landlord's ability to secure a replacement tenant.  If Landlord loses a prospective tenant because Tenant fails to vacate the Premises on expiration of this Lease after notice to do so, Tenant will be liable for Landlord’s damages (including, but not limited to, consequential damages) because of Tenant's wrongful failure to vacate.

12.3  Property of Tenant.  Tenant shall pay, timely, any and all taxes levied or assessed against or upon Tenant's equipment, fixtures, furniture, leasehold improvements and personal property located in the Premises.  Provided Tenant is not in default hereunder, Tenant may, prior to the Expiration Date, remove all fixtures and equipment which it has placed in the Premises; provided, however, Tenant repairs all damages caused by such removal; and provided further, however, any statutory lien for Rent is not waived.  If Tenant does not remove its property from the Premises upon termination (for whatever cause) of this Lease, such property shall be deemed abandoned by Tenant, and Landlord may dispose of the same in whatever manner Landlord may elect without any liability to Tenant.

12.4  INTENTIONALLY OMITTED

13.           MISCELLANEOUS.

13.1  No Implied Waiver.  No failure by Landlord to insist upon the strict performance of any term, covenant or agreement contained in this Lease, no failure by Landlord to exercise any right or remedy under this Lease, and no acceptance of full or partial payment during the continuance of any Default by Tenant, shall constitute a waiver of any such term, covenant or agreement or a waiver of any such right or remedy or a waiver of any such Default by Tenant.

13.2  Survival of Provisions.  Notwithstanding any termination of this Lease, the same shall continue in force and effect as to any provisions hereof which require observance or performance by Landlord or Tenant subsequent to termination.

13.3  INTENTIONALLY OMITTED

13.4  Covenants Independent.  This Lease shall be construed as if the covenants herein between Landlord and Tenant are independent, and not dependent.

13.5  Covenants as Conditions.  Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

13.6  Interruption of Business.  In no event will Landlord be responsible to Tenant for any damages for loss of profits or interruption of business as a result of any default by Landlord hereunder.

13.7  Binding Effect.  This Lease shall extend to and be binding upon the heirs, executors, legal representative, successors and assigns of the respective parties hereto.  The terms, covenants, agreements and conditions in this Lease shall be construed as covenants running with the land on which the Premises is located.

13.8  Notices and Demands. All notices, demands and requests which may be given or which are required to be given by either party to the other must be in writing.  All notices, demands and requests by Landlord or Tenant shall be addressed as follows (or to such other address as a party may specify by duly given notice):

RENT PAYMENT
ADDRESS:                            FLA OWNER LLC
P.O. Box 552160
Tampa, Florida 33655-2160

TAX I.D. 20-3116885

LEGAL NOTICE
ADDRESS FOR
LANDLORD:                          FLA OWNER LLC
c/o EOLA CAPITAL LLC
Attn: Managing Director
5680 W. Cypress Street, Suite H
Tampa, Florida 33607

WITH A
COPY TO:                              FLA OWNER LLC
c/o EOLA CAPITAL LLC
Attn: Lease Administration
One Independent Drive, Suite 1850Jacksonville, Florida  32202-5019

TENANT:                              NFINANSE, INC.
3923 Coconut Palm Drive, Suite 107
Tampa Florida 33619

Notices, demands or requests which Landlord or Tenant are required or desire to give the other hereunder shall be deemed to have been properly given for all purposes if (i) delivered against a written receipt of delivery, (ii) mailed by express, registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, or (iii) delivered to a nationally recognized overnight courier service for next business day delivery, to its addressee at such party's address as set forth above or (iv) delivered via telecopier or facsimile transmission to the facsimile number listed above, provided, however, that if such communication is given via telecopier or facsimile transmission, an original counterpart of such communication shall be sent concurrently in either the manner specified in section (ii) or (iii) above and written confirmation of receipt of transmission shall be provided.  Each such notice, demand or request shall be deemed to have been received upon the earlier of the actual receipt or refusal by the addressee or three (3) business days after deposit thereof at any main or branch United States post office if sent in accordance with section (ii) above, and the next business day after deposit thereof with the courier if sent pursuant to section (iii) above.  The parties shall notify the other of any change in address, which notification must be at least fifteen (15) days in advance of it being effective.

Notices may be given on behalf of any party by such party's legal counsel.

13.9  Time of the Essence.  Time is of the essence under this Lease, and all provisions herein relating thereto shall be strictly construed.

13.10  Captions for Convenience.  The headings and captions hereof are for convenience only and shall not be considered in interpreting the provisions hereof.

13.11  Severability.  If any provision of this Lease shall be held invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and there shall be deemed substituted for the affected provisions a valid and enforceable provision as similar as possible to the affected provision.

13.12  Governing Law.  This Lease shall be interpreted and enforced according to the laws of the State of Florida.

13.13  Entire Agreement.  This Lease and any Exhibits and Addenda referred to herein, constitute the final and complete expression of the parties' agreements with respect to the Premises and Tenant's occupancy thereof.  Each party agrees that it has not relied upon or regarded as binding any prior agreements, negotiations, representations, or understandings, whether oral or written, except as expressly set forth herein.  Both parties have participated in the preparation of this Lease and in resolving any ambiguities there shall be no presumption that they are construed against the drafting party.

13.14  No Oral Amendment or Modifications.  No amendment or modification of this Lease, and no approvals, consents or waivers by Landlord under this Lease, shall be valid or binding unless in writing and executed by the party to be bound.

13.15 Real Estate Brokers.  Each party represents and warrants to the other that it has not dealt with any real estate broker, agent, or salesperson in connection with the Property causing a commission to be due or payable with regard to the transaction contemplated hereby other than Eola Capital LLC representing Landlord and CB Richard Ellis representing Tenant.  In the event any claims arise for real estate brokerage commissions, fees, or other compensation in connection with this transaction in favor of any broker, agent, salesperson, or finder other than those named above, the party causing such claims, or through whom such claims are made, shall indemnify the other party against any loss, damage, or liability which the other party hereto suffers as a result of such claim.

13.16  Relationship of Landlord and Tenant.  Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereof, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

13.17  Authority of Tenant.  Each individual executing this Lease on behalf of Tenant represents and warrants that such individual is duly authorized to deliver this Lease on behalf of Tenant and that this Lease is binding upon Tenant in accordance with its terms, and agrees to document such authorization to Landlord's satisfaction if requested to do so.

13.18 Exculpation.  Any provision of this Lease to the contrary notwithstanding Landlord shall have no personal liability for payment of any damages or performance of any term, provision or condition under this Lease or under any other instrument in connection with this Lease, and Tenant shall look for such payment or performance to the property, the rents, issues and profits thereof, in satisfaction of any claim, order or judgment Tenant may at any time obtain against Landlord in connection with this Lease.

13.19                      Bankruptcy.  Landlord and Tenant understand that, notwithstanding certain provisions to the contrary contained herein, a trustee or debtor in possession under the United States Bankruptcy Code, as amended, (the "Code") may have certain rights to assume or assign this Lease.  Landlord and Tenant further understand that, in any event, pursuant to the Code, Landlord is entitled to adequate assurances of future performance of the provisions of this Lease.  The parties agree that, with respect to any such assumption or assignment, the term “adequate assurance” shall include at least the following:

(a)           In order to assure Landlord that the proposed assignee will have the resources with which to pay all Rent payable pursuant to the provisions of this Lease, any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of not less than the net worth of Tenant on the Effective Date (as hereinafter defined), increased by seven percent (7%), compounded annually, for each year from the Effective Date through the date of the proposed assignment.  It is understood and agreed that the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

(b)           Any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business does not violate the Permitted Use allowed under Section 8 above and such proposed assignee shall continue to engage in the Permitted Use.  It is understood that Landlord’s asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Use.

(c)  Any proposed assignee of this Lease must assume and agree to be personally bound by the provisions of this Lease.

13.20                      Radon Gas.                                The following notification is provided pursuant to Section 404.056(5), Florida Statutes (2005):  “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guideline have been found in buildings in Florida.  Additional information regarding radon gas and radon testing may be obtained from your county health department.”
13.21                      Environmental Compliance.
(a)  Tenant's Responsibility.  Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically active or other hazardous substances, or materials.  Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or in compliance with the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Building any such materials or substances except to use in the ordinary course of Tenant's business, and then only after written notice is given to Landlord of the identity of such substances or materials.  Tenant covenants and agrees that the Premises will at all times during its use or occupancy thereof be kept and maintained so as to comply with all now existing or hereafter enacted or issued statutes, laws, rules, ordinances, orders, permits and regulations of all state, federal, local and other governmental and regulatory authorities, agencies and bodies applicable to the Premises, pertaining to environmental matters or regulating, prohibiting or otherwise having to do with asbestos and all other toxic, radioactive, or hazardous wastes or material including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as from time to time amended (all hereafter collectively called "Laws").  Tenant shall execute affidavits, representations and the like, from time to time, at Landlord's request, concerning Tenant's best knowledge and belief regarding the presence of hazardous substances or materials on the Premises.

(b)  Tenant's Liability.  Tenant shall hold Landlord free, harmless, and indemnified from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which Landlord shall incur, or which Landlord would otherwise incur, by reason of Tenant's failure to comply with this Section 13.21 including, but not limited to: (i) the cost of bringing the Premises into compliance with all Laws and in a non-contaminated state, the same condition as prior to occupancy; (ii) the reasonable cost of all appropriate tests and examinations of the Premises to confirm that the Premises have been brought into compliance with all Laws; and (iii) the reasonable fees and expenses of Landlord's attorneys, engineers, and consultants incurred by Landlord in enforcing and confirming compliance with this Section 13.21.

(c)  Property.  For the purposes of this Section 13.21, the Premises shall include the real estate covered by this Lease; all improvements thereon; all personal property used in connection with the Premises (including that owned by Tenant); and the soil, ground water, and surface water of the Premises, if the Premises includes any ground area.

(d)  Inspections by Landlord.  Landlord and its engineers, technicians, and consultants (collectively the "Auditors") may, from time to time as Landlord deems appropriate, conduct periodic tests and examinations ("Audits") of the Premises to confirm and monitor Tenant's compliance with this Section 13.21.  Such Audits shall be conducted in such a manner as to minimize the interference with Tenant's Permitted Use; however in all cases, the Audits shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant's compliance with this Section 13.21.  Tenant shall fully cooperate with Landlord and its Auditors in the conduct of such Audits.  The cost of such Audits shall be paid by Landlord unless an Audit shall disclose a material failure of Tenant to comply with this Section 13.21, in which case, the cost of such Audit, and the cost of all subsequent Audits made during the Term and within thirty (30) days thereafter (not to exceed two (2) such Audits per calendar year), shall be paid for on demand by Tenant.

(e)  Landlord's Liability.  Provided, however, the foregoing covenants and undertakings of Tenant contained in this Section13.21 shall not apply to any condition or matter constituting a violation of any Law:  (i) which existed prior to the commencement of Tenant's use or occupancy of the Premises; (ii) which was not caused, in whole or in part, by Tenant or Tenant's agents, employees, officers, partners, contractors or invitees; or (iii) to the extent such violation is caused by, or results from the acts or neglects of Landlord or Landlord's agents, employees, officers, partners, contractors, guests, or invitees.

(f)  Tenant's Liability After Termination of Lease.  The covenants contained in this Section 13.21 shall survive the expiration or termination of this Lease, and shall continue for so long as Landlord and its successors and assigns may be subject to any expense, liability, charge, penalty, or obligation against which Tenant has agreed to indemnify Landlord under this Section 13.21.

13.22.                      Jury Trial Waver.  Landlord and Tenant each hereby irrevocably, knowingly and voluntarily waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other or their successors in respect to any matter arising out of or in connection with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim for injury or damage, or any emergency or statutory remedy.

13.23                      No Recording of Lease.  This Lease may not be recorded without Landlord’s prior written consent, but Tenant agrees on request of Landlord to execute a memorandum hereof for recording purposes.

13.24                      Attorneys’ Fees. In the event of any action or proceeding brought by Landlord against Tenant under this Lease, Landlord shall be entitled to recover court costs and the fees and disbursements of its attorneys in such action or proceeding (whether at the administrative, trial or appellate levels) in such amount as the court or administrative body may judge reasonable.  Landlord shall also be entitled to recover attorneys’ fees and disbursements incurred in connection with a Tenant default hereunder which does not result in the commencement of any action or proceeding.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this lease in three (3) originals, all as of the day and year first above written.

WITNESSES /s/ Lisa Fitzgerald Printed Name: Lisa Fitzgerald /s/ Kay Houston Printed Name: Kay Houston	NFINANSE, a Nevada corporation By: /s/ R.P. Springer Name: R.P. Springer Title: Executive Vice President “TENANT”

WITNESSES /s/ Melva J. Wright Printed Name: Melva J. Wright /s/ Gail Pribyl Printed Name: Gail Pribyl	FLA OWNER LLC, a Delaware limited liability company By: EOLA CAPITAL LLC, as agent By: /s/ Henry F. Pratt, III Name: Henry F. Pratt III Title: Authorized Signatory “LANDLORD”

EXHIBIT A

PREMISES

EXHIBIT B

MONTHLY RENT SCHEDULE

During the Term of this Lease, Tenant shall pay Base Rent to Landlord in monthly installments as Monthly Rent in accordance with the following schedule:

FROM MONTH	THROUGH MONTH	RENTABLE SQUARE FEET	BASE RENT PER RENTABLE SQUARE FOOT*	ANNUAL BASE RENT*	MONTHLY BASE RENT*
Commencement Date	12	11,580	$12.00	$138,960.00	$11,580.00
13	24	11,580	$12.36	$143,128.80	$11,927.40
25	36	11,580	$12.73	$147,413.40	$12,284.45
37	48	11,580	$13.11	$151,813.80	$12,651.15
49	60	11,580	$13.50	$156,330.00	$13,027.50
* Plus applicable State of Florida Sales Tax
The above Base Rent schedule does not include operating expenses as provided for in the Lease.

EXHIBIT C

RULES AND REGULATIONS

1.           The sidewalks and public portions of the Building Project, such as entrances, passages, courts, parking areas, vestibules, stairways, corridors, or halls shall not be obstructed or encumbered by Tenant or its employees, agents, invitees, or guests nor shall they be used for any purpose other than ingress and egress to and from the Premises.

2.           No awnings or other projections shall be attached to the outside walls of the Building Project.  No curtains, blinds, shades, louvered openings, or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord, unless installed by Landlord.  No aerial or antenna shall be erected on the roof or exterior walls of the Premises or on the Building Project without the prior written consent of Landlord in each instance.

3.           No sign, advertisement, notice, or other lettering shall be exhibited, inscribed, painted, or affixed by Tenant on any part of the outside of the Premises or Building Project or on corridor walls or doors or mounted on the inside of any windows without the prior written consent of Landlord.  Signs on any entrance door or doors shall conform to Building Project standards and shall, at Tenant's expense, be inscribed, painted, or affixed for Tenant by sign makers approved by Landlord.  In the event of the violation of the foregoing by Tenant, Landlord may install and/or remove same without any liability and may charge the expense incurred to Tenant.

4.           The sashes, sash doors, skylights, windows, heating, ventilating, and air conditioning vents and doors that reflect or admit light and air into the halls, passageways, or other public places in the Building Project shall not be covered or obstructed by Tenant, or its employees, agents, invitees, or guests, nor shall any bottles, parcels, or other articles be placed outside of the Premises.

5.           No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building Project, nor placed in the public halls, corridors, or vestibules without the prior written consent of Landlord.
No items of any description, including but not limited to pallets, boxes, inventory, and waste, shall be left outside of the Premises at any time.

6.           Whenever Tenant shall submit to Landlord any plan, agreement, assignment, sublease, or other document for Landlord's consent or approval, Tenant agrees to pay Landlord, on demand, a processing fee in a sum equal to the reasonable fee for review of same, including the services of any architect, engineer, or attorney employed by Landlord to review or prepare any such plan, agreement, assignment, sublease, consent, or other document.

7.           The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein.  All damages resulting from any misuse of fixtures shall be borne by the Tenant who, or whose employees, agents, invitees, or guests, shall have caused the same.

8.           Tenant shall not in any way deface any part of the Premises or the Building.  Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Building Project, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder's deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

9.           No animals or any kind (except seeing eye dogs) and other animals used to assist physically challenged individuals shall be brought upon the Premises or Building Project.

10.           No cooking shall be done or permitted by Tenant on the Premises except in conformity to law and then only in the utility kitchen (if a utility kitchen was provided for in approved plans for the Premises or if Landlord has consented in writing thereto), which is to be primarily used by Tenant's employees for heating beverages and light snacks.  No refrigeration or heating equipment may be placed inside the Premises without the prior written consent of Landlord in each instance.  Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

11.           No office space in the Building Project shall be used for the distribution or for the storage of merchandise or for the sale at auction or otherwise of merchandise, goods, or property of any kind.

12.           Tenant shall not make or permit to be made any unseemly or disturbing noises or disturb or interfere with occupants of the Building Project or neighboring premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way.  Tenant shall not throw anything out of the doors or windows or down the corridors of the Building Project.

13.           Neither Tenant nor any of Tenant's employees, agents, invitees, or guests shall at any time bring or keep upon the Premises any inflammable, combustible, or explosive substance or any chemical substance, other than reasonable amounts of cleaning fluids and solvents required in the normal operation of Tenant's business, all of which shall only be used in strict compliance with all applicable Environmental Laws.

14.           Landlord shall have a valid pass key to all spaces within the Premises at all times during the Term of this Lease.  No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written consent of the Landlord and unless and until a duplicate key is delivered to Landlord.  Tenant must, upon the termination of its tenancy, restore to the Landlord all keys to stores, offices, and toilet rooms, either furnished to or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay Landlord for the cost thereof.

15.           All deliveries, removals, and/or the carrying in or out of any items of property of any description may be accomplished only through the approved loading/service area doors.  Tenant shall assume all liability and risk with respect to such movements.  Landlord may restrict the location where such heavy or bulky matters may be placed inside the Premises.  Landlord reserves the right to inspect all freight to be brought into the Building Project and to exclude from the Building Project all freight which can or may violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

16.           Tenant shall not, unless otherwise approved by Landlord, occupy or permit any portion of the Premises demised to it to be occupied as, by, or for a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, beauty parlor, telephone or telegraph agency, telephone or secretarial service, messenger service, travel or tourist agency, employment agency, public restaurant or bar, commercial document reproduction or offset printing service, ATM or similar machines, retail, wholesale, or discount shop for sale of merchandise, retail service shop, labor union, school or classroom, governmental or quasi-governmental bureau, department, or agency, including an autonomous governmental corporation, a firm the principal business of which is real estate brokerage, or a company engaged in the business of Renting office or desk space; or for a public finance (personal loan) business or for manufacturing, unless Tenant's Lease expressly grants permission to do so.  Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices, and machines for sale of beverages, foods, candy, cigarettes, or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant's employees, and then only if such operation does not violate the lease of any other tenant of the Building Project.  Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant on the Premises, nor advertise for labor giving an address at the Premises.

17.           Tenant shall not create or use any advertising mentioning or exhibiting any likeness of the Building Project without the prior written consent of Landlord.  Landlord shall have the right to prohibit any such advertising which, in Landlord's reasonable opinion, tends to impair the reputation of the Building Project or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall discontinue such advertising.

18.           Landlord reserves the right to exclude from the Building Project at all times other the Normal Business Hours all persons who do not present a pass to the Building Project on a form or card approved by Landlord.  Tenant shall be responsible for all its employees, agents, invitees, or guests who have been issued such a pass at the request of Tenant and shall be liable to Landlord for all acts of such persons.

19.           The Premises shall not be used for lodging or sleeping, or for any immoral, disreputable, or illegal purposes, or for any purpose which may be dangerous to life, limb, or property.

20.           Canvassing, soliciting, and peddling within the Building Project or in the Common Areas is prohibited and Tenant shall cooperate to prevent the same.

21.           In order to obtain maximum effectiveness of the cooling system, Tenant shall lower and/or close venetian or vertical blinds or drapes when the sun's rays fall directly on the exterior windows of the Premises.

22.           In the event that, in Landlord's reasonable opinion, the replacement of ceiling tiles becomes necessary after they have been removed on behalf of Tenant by telephone company installers or others (in both the Premises and the public corridors), the cost of such replacements shall be charged to Tenant on a per tile basis.

23.           All paneling or other wood products not considered furniture which Tenant shall install in the Premises shall be of fire-retardant materials.  Prior to the installation of any such materials, Tenant shall submit to Landlord a satisfactory (in the reasonable opinion of Landlord) certification of such materials' fire-retardant characteristics.

24.           Tenant, and its employees, agents, invitees, and guests shall not be permitted to occupy at any one time more than the number of parking spaces allocated to Tenant pursuant to Section 2.8 of the Lease (including any parking spaces reserved exclusively for Tenant), with any fractional parking space resulting from such calculation rounded down to the nearest whole number.  Usage of parking spaces shall be in common with all other tenants of the Building Project and their employees, agents, invitees, and guests.  All parking space usage shall be subject to such reasonable rules and regulations for the sale and proper use thereof as Landlord may prescribe.  Tenant's employees, agents, invitees, and guests shall abide by all posted roadway signs in and about the parking facilities.

25.           All trucks and delivery vans actively associated with Tenant’s use of the Premises shall be parked in designated areas only, and unless otherwise agreed, such designated areas shall be in the rear of the Premises, and not parked in spaces reserved for cars.  All delivery service doors are to remain closed except during the time that deliveries, garbage removal, or other approved uses are taking place therein.  All loading and unloading of goods shall be done only at such time, in the areas, and through the entrances designated for such purposes by Landlord. No vehicles other than trucks and delivery vans actively associated with Tenant’s use of the Premises shall be permitted to park overnight.

26.           Tenant shall be responsible for the removal and proper disposition of all crates, oversized trash, boxes, or other refuse and items termed garbage from the Premises.  The parking and delivery areas are to be kept clean from such items.  Tenant shall provide convenient and adequate receptacles for the collection of standard items of trash, and shall facilitate the removal of such trash.  Tenant shall ensure that liquids are not disposed of in such receptacles.

27.           Tenant shall not conduct any business, loading or unloading, assembling, or any other work connected with Tenant's business in any public areas.

28.           Landlord shall not be responsible for lost or stolen personal property, equipment, or money occurring within the Premises or Building Project, regardless of how or when the loss occurs.

29.           Neither Tenant, nor its employees, agents, invitees, or guests, shall paint or decorate the Premises, or mark, paint, or cut into, drive nails or screw into nor in any way deface any part of the Premises or Building Project without the prior written consent of Landlord.  Notwithstanding the foregoing, standard picture hanging shall be permitted without Landlord's prior consent.  If Tenant desires a signal, communications, alarm, or other utility or service connection installed or changed, such work shall be done at the expense of Tenant, with the approval and under the direction of Landlord.

30.           Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electric facilities, or any part or appurtenance of the Premises.

31.           Tenant agrees and fully understands that the overall aesthetic appearance of the Building Project is of paramount importance; thus Landlord shall maintain complete aesthetic control over any and every portion of the Premises visible from outside the Premises including but not limited to all fixtures, equipment, signs, exterior lighting, plumbing fixtures, shades, awnings, merchandise, displays, art work, wall coverings, or any other object used in Tenant's business.  Landlord's control over the visual aesthetics shall be complete and arbitrary.  Landlord will notify Tenant in writing of any aesthetic deficiencies and Tenant will have seven (7) days to correct the deficiencies to Landlord's satisfaction or Tenant shall be in default of this Lease and the Default section shall apply.

32.           Tenant shall not install, operate, or maintain in the Premises or in any other area of the Building Project, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part of the system beyond its capacity for proper, efficient, and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building Project.  Tenant shall not furnish any cooling or heating to the Premises, including, without limitation, the use of any electronic or gas heating devices, without Landlord's prior written consent.

33.           Pursuant to applicable law, the Building Project is deemed to be a "no-smoking" building and smoking is permitted only in areas designated by Landlord, if any are so designated.  In addition, Landlord may, from time to time, designate non-smoking areas in all or any portion of the exterior Common Areas and within Tenant's Premises.

34.           Tenant shall comply with any recycling programs for the Building Project implemented by Landlord from time to time.

35.           Whenever and to the extent that the above Rules and Regulations conflict with any of the rights or obligations of Tenant pursuant to the provisions of the Lease, the provisions of the Lease shall govern.

36.           Landlord may, upon request by any tenant, waive compliance by such tenant with any of the Rules and Regulations provided that (i) no waiver shall be effective unless in writing and signed by Landlord or Landlord's authorized agent, (ii) any such waiver shall not relieve such tenant from the obligation to comply with such Rule or Regulation in the future unless expressly consented to by Landlord, and (iii) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the Rules and Regulations unless such other tenant has received a similar waiver in writing from Landlord.

EXHIBIT D

WORK LETTER

This Exhibit “D” (this “Work Letter”) sets forth the rights and obligations of Landlord and Tenant with respect to space planning, engineering, final workshop drawings, and the construction and installation of any improvements to the Premises to be completed before the Commencement Date ("Tenant Improvements").  This Work Letter contemplates that the performance of this work will proceed in four (4) stages in accordance with the following schedule:  (i) preparation of a space plan; (ii) final design and engineering and preparation of final plans and working drawings; (iii) preparation by the Contractor (as hereinafter defined) of an estimate of the additional cost of the initial Tenant Improvements; (iv) submission and approval of plans by appropriate governmental authorities and construction and installation of the Tenant Improvements by the Commencement Date.

In consideration of the mutual covenants hereinafter contained, Landlord and Tenant do mutually agree to the following:

1.
Space Planning, Design and Working Drawings.  On Tenant’s behalf, Landlord shall provide and designate architects and engineers, who, at Tenant’s expense, which expense shall be deducted from the Allowance (as hereinafter defined), will do the following:

a.
Attend a reasonable number of meetings with Tenant and Landlord's agent to define Tenant’s requirements.  Landlord shall provide one complete space plan prepared by Landlord's architect in order to obtain Tenant’s approval.  Tenant shall approve such space plan, in writing, within five (5) days after receipt of the space plan.

b.
Complete construction drawings for Tenant's partition layout, reflected ceiling grid, telephone and electrical outlets, keying, and finish schedule (subject to the limitation expressed in Section 2 below).

c.	Complete building standard mechanical plans where necessary (for installation of air conditioning system and ductwork, and heating and electrical facilities) for the work to be done in the Premises.

d.
All plans and working drawings for the construction and completion of the Premises (the “Plans”) shall be subject to Landlord's prior written approval.  Any changes or modifications Tenant desires to make to the Plans shall also be subject to Landlord's prior approval.  Landlord agrees that it will not unreasonably withhold its approval of the Plans, or of any changes or modifications thereof; provided, however, Landlord shall have sole and absolute discretion to approve or disapprove any improvements that will be visible to the exterior of the Premises, or which may affect the structural integrity of the Building.  Any approval of the Plans by Landlord shall not constitute approval of any Delays caused by Tenant and shall not be deemed a waiver of any rights or remedies that may arise as a result of such Delays.  Landlord may condition its approval of the Plans if:  (i) the Plans require design elements or materials that would cause Landlord to deliver the Premises to Tenant after the scheduled Commencement Date, or (ii) the estimated cost for any improvements under the Plan is more than the Allowance.

2.
Allowance.  Landlord agrees, at its sole cost and expense to provide an allowance of up to Two Hundred Sixty Thousand, Five Hundred Fifty and No/100 Dollars ($260,550.00) to design, engineer, install, supply and otherwise to construct the Tenant Improvements in the Premises that will become a part of the Building (the "Allowance"); otherwise, Tenant is fully responsible for the payment of all costs above the amount of the Allowance and in connection with the Tenant Improvements.  Tenant acknowledges and agrees that the Allowance shall not be used for Tenant’s telephone and computer cabling and wiring.  At the completion of the Tenant Improvements, Landlord shall provide to Tenant an accounting as to the monies spent in completion of Tenant Improvements.  Provided that Tenant is not in default under the Lease, in the event that the entire amount of the Allowance is not used for construction of the initial Tenant Improvements, then upon the completion of the construction of the initial Tenant Improvements, the difference shall be provided to Tenant in the form of a check within forty-five (45) days after Landlord’s receipt of Tenant’s written request for same.  Notwithstanding anything contained in the Lease to the contrary, Landlord has agreed to allow Tenant, at its sole cost and expense, to install, operate, and maintain an external electric backup generator located outside the Premises at a location on the property mutually agreeable to the parties, provided, however, that if Tenant installs said generator, (i) then from the time of installation through the remaining Term of the Lease, Tenant shall maintain a service contract with a vendor approved by Landlord to maintain the generator in compliance with its manufacturer’s specifications, and (ii) upon the expiration or earlier termination of the Lease, ownership of the generator shall transfer to Landlord free and clear of any and all liens and encumbrances, provided further, that notwithstanding the foregoing provisions of this sentence, upon the expiration or earlier termination of the Lease, and at Landlord’s sole and absolute discretion, Landlord may provide Tenant with written disclaimer of ownership of the generator and require that Tenant remove the generator, in which event Tenant shall promptly remove the generator and in a good and workmanlike manner, restore the Premises, Building, and/or property to the condition existing immediately prior to installation of the generator, ordinary wear and tear excepted.

3.
Signage and Keying.  Door and/or directory signage and monument signage and suite keying in accordance with Building standards shall be provided and installed by Landlord at Tenant’s expense, which expense may be deducted from the Allowance.

4.	Work and Materials at Tenant's Expense

a.
Prior to commencing and providing any such work or materials to the Premises, Landlord shall select from a competitive bidding process of at least three (3) of its approved contractors, a licensed general contractor or contractors (the "Contractor") to construct and install the Tenant Improvements and Landlord shall submit to Tenant written estimates of the cost of such work and materials and Tenant shall approve said estimates in writing within five (5) business days after the receipt thereof.  Landlord shall not be authorized to proceed thereon until such estimate is mutually agreed upon and approved in writing and delivered to Landlord.  Landlord's written estimate shall include a Construction Supervision Fee of three percent (3%) of the entire cost of the work to be performed to manage and oversee the work to be done on Tenant's behalf.

b.
Tenant agrees to pay to Landlord, promptly upon being billed therefor, all costs and expenses in excess of the Allowance incurred in connection with the Tenant Improvements.  Such costs and expenses shall include all amounts charged by the Contractor for performing such work and providing such materials (including the Contractor's general conditions, overhead and profit).  If unpaid within ten (10) days after receipt of invoice, then the outstanding balance shall accrue at the rate of one percent (1%) per month until paid in full.

5.	Tenant Plan Delivery Date

a.
Tenant covenants and agrees that although certain plans and drawings may be prepared by Landlord's architect or engineer, Tenant shall be solely responsible for the timely completion of the Plans and it is hereby understood time is of the essence.

b.
Tenant covenants and agrees to deliver to Landlord the final Plans for the Tenant Improvements on or before April 6, 2007 (the "Tenant Plan Delivery Date").  It is vital that the final Plans be delivered to Landlord by the Tenant Plan Delivery Date in order to allow Landlord sufficient time to review such Plans, to discuss with Tenant any changes therein which Landlord believes to be necessary or desirable, to enable the Contractor to prepare an estimate of the cost of the initial Tenant Improvements, and to substantially complete the Premises within the time frame provided in the Lease.

6.	Substantial Completion

a.
The Premises shall be deemed to be substantially complete when the work to be performed by Landlord pursuant to the Plans approved by Landlord and Tenant has been completed and approved by the appropriate governmental authorities, as certified by Landlord and architect, except for items of work and adjustment of equipment and fixtures that can be completed after the Premises are occupied without causing material interference with Tenant's use of the Premises (i.e., "punch list items").

b.	Notwithstanding the foregoing, if Landlord shall be delayed in substantially completing the Premises as a result of:

(i)	Tenant's failure to furnish to Landlord the final Plans on or before the Tenant Plan Delivery Date; or

(ii)
Tenant's failure to furnish the Plans and/or Tenant's failure to approve Landlord's cost estimates within the time specified in Section 4 herein and/or Tenant’s failure to approve the space plan within the time specified in Section 1 herein; or

(iii)	Tenant's changes in the Tenant Improvements or the Plans (notwithstanding Landlord's approval of any such changes); or

(iv)	Tenant's request for changes in or modifications to the Plans subsequent to the Tenant Plan Delivery Date; or

(v)	Inability to obtain non-building standard materials, finishes or installations requested by Tenant; or

(vi)	The performance of any work by any person, firm or corporation employed or retained by Tenant; or

(vii)	Any other act or omission by Tenant or its agents, representatives, and/or employees;

then, in any such event, for purposes of determining the Commencement Date, the Premises shall be deemed to have been substantially completed on the date that Landlord and architect determine that the Premises would have been substantially completed if such Delay or Delays had not occurred.

7.
Materials and Workmanship.  Landlord covenants and agrees that all work performed in connection with the construction of the Premises shall be performed in a good and workmanlike manner and in accordance with all applicable laws and regulations and with the final approved Plans.  Landlord agrees to exercise due diligence in completing the construction of the Premises.

8.
Repairs and Corrections.  Landlord agrees to repair and correct any work or materials installed by Landlord or its Contractor in the Premises that prove defective as a result of faulty materials, equipment, or workmanship and that first appear within ninety (90) days after the date of occupancy of the Premises.  Notwithstanding the foregoing, Landlord shall not be responsible to repair or correct any defective work or materials installed by Tenant or any contractor other than Landlord's Contractor, or any work or materials that prove defective as a result of any act or omission of Tenant or any of its employees, agents, invitees, licensees, subtenants, customers, clients, or guests.

9.
Possession by Tenant.  The taking of possession of the Premises by Tenant shall constitute an acknowledgment by Tenant that the Premises are in good condition and that all work and materials provided by Landlord are satisfactory as of such date of occupancy, except as to any defects or incomplete work that are described in a written notice given by Tenant to Landlord no later than thirty (30) days after Tenant commences occupancy of the Premises, and except for any equipment that is used seasonally if Tenant takes possession of the Premises during a season when such equipment is not in use.

10.
Access During Construction.  Notwithstanding anything contained in the Lease to the contrary, during construction of the Tenant Improvements in the Premises, Tenant, with the prior written approval of Landlord, shall be permitted reasonable access to the Premises for the purposes of taking measurements, making plans, installing trade fixtures, furniture, cabling and wiring, and doing such other work as may be appropriate or desirable to enable Tenant eventually to assume possession of and operate in the Premises, provided that such access is coordinated with Landlord and does not interfere with or delay construction work on the Premises.  Tenant agrees to indemnify, defend, and hold Landlord harmless from and against any suits, claims, damages, costs, expenses and liabilities asserted against or incurred by Landlord or the property as a result of Tenant accessing the Premises during construction of the Tenant Improvements.

11.
Communication and Satellite Dishes. Tenant shall be permitted, at its sole cost and expense, to install, operate and maintain, on the roof of the Building immediately above the Premises a satellite dish antenna or similar equipment (not to exceed one (1) meter in diameter and/or two (2) meters in height (the “Rooftop Equipment”).  The location of the Rooftop Equipment and all plans and specifications for installation of the same shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant shall obtain any and all permits, consents and/or governmental approvals as may be reasonable and/or necessary for the installation or operation of the Rooftop Equipment. Landlord makes no warranty or representation that the Rooftop Equipment will not be affected by or suffer interference from existing rooftop equipment or otherwise, and Tenant accepts the rooftop space “as is” and agrees that Landlord is under no obligation to perform any work or provide any materials in preparation for the installation, maintenance or operation of the Rooftop Equipment.  Tenant shall use a Landlord approved contractor (approval not unreasonably withheld, conditioned or delayed) for the installation and maintenance of the Rooftop Equipment and no penetrations of the roof of the Building shall be made without the prior written approval of Landlord.  In the event that the Rooftop Equipment affects or causes interference with existing rooftop equipment, Landlord may require Tenant to relocate or remove the Rooftop Equipment,  Tenant agrees that upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove the Rooftop Equipment and in a good and workmanlike manner, restore the roof of the Building to the condition existing immediately prior to installation of the Rooftop Equipment (less reasonable wear and tear) and indemnify Landlord for any damage resulting from roof penetrations, if any.  In the event all or a portion of the roof membrane must be repaired or replaced, or any other Building maintenance need arises that requires the temporary removal of the Rooftop Equipment, Tenant shall be fully responsible, at its sole cost and expense, for the removal and re-installation of all Rooftop Equipment.  Except in the case of emergencies, Landlord shall provide Tenant with forty-eight (48) hours notice of any planned repairs or replacements that will require the removal of Tenant’s Rooftop Equipment, unless Landlord is unable to provide forty-eight (48) hours notice due to the nature of the repair or replacement, in which event Landlord shall provide as much notice as reasonably possible.  Landlord shall promptly notify Tenant when the repair or replacement is complete and the re-installation of the Rooftop Equipment may commence. All Rooftop Equipment shall be re-installed in strict accordance with the specifications previously approved by Landlord and in effect at the time of the Rooftop Equipment’s removal.  Landlord shall have no liability to Tenant or any third-party for any losses incurred as a result of the relocation and re-installation.  The rooftop access right granted herein is not exclusive and Landlord reserves the right to (i) renew or extend rooftop communications rights to existing tenants, and (ii) grant new rooftop communication rights to others provided such rights do not render Tenant’s utilization of the site impractical.

EXHIBIT E

OPTION TO RENEW LEASE TERM

1.  Option to Extend.  Tenant shall have the right and option to renew the Lease (the "Renewal Option") for one (1) additional period of sixty (60) months (the “Renewal Lease Term”) provided, however, such Renewal Option is contingent upon the following  (i) Tenant is not in default at the time Tenant gives Landlord notice of Tenant’s intention to exercise the Renewal Option; (ii) upon the Expiration Date, Tenant has no outstanding default; (iii) no event has occurred that upon notice or the passage of time would constitute a default; (iv) Tenant is not disqualified by multiple defaults as provided in the Lease; and (v) Tenant is occupying the Premises.  Following the expiration of the Renewal Lease Term, Tenant shall have no further right to renew the Lease pursuant to this Addendum Number Three.

2.  Exercise of Option.  Tenant shall exercise each Renewal Option by giving Landlord notice at least one hundred eighty (180) days prior to the Expiration Date.  If Tenant fails to give such notice to Landlord prior to said one hundred eighty (180) day period, then Tenant shall forfeit the Renewal Option.  If Tenant exercises the Renewal Option, then during any such Renewal Lease Term, Landlord and Tenant’s respective rights, duties and obligations shall be governed by the terms and conditions of the Lease. Time is of the essence in exercising the Renewal Option.

3.  Term.  If Tenant exercises the Renewal Option, then during the Renewal Lease Term, all references to the term “Term”, as used in the Lease, shall mean the “Renewal Lease Term”.

4.  Termination of Renewal Option on Transfer by Tenant.  In the event Landlord consents to an assignment or sublease by Tenant, then the Renewal Option shall automatically terminate unless otherwise agreed in writing by Landlord.

5.           Base Rent for Renewal Lease Term. The Minimum Base Rent for the Renewal Lease Term shall be market value as determined by Landlord.

6.           Expense Stop for Renewal Lease Term. The Expense Stop for the Renewal Lease Term shall adjusted to reflect the then current Expense Stop being offered to prospective Tenants of the Building.

EXHIBIT F

RIGHT OF FIRST OFFER

Provided (i) this Lease is in full force and effect and Tenant is not in default hereunder at the time Landlord gives the First Offer Notice (as hereinafter defined), (ii) no event has occurred that upon notice or the passage of time would constitute a default, (iii) Tenant is occupying the Premises, and (iv) Tenant is not disqualified by multiple defaults as provided in the Lease, then in the event any space contiguous to the Premises becomes available in the Building during the Term, Landlord shall, subject to offers to any existing tenants as of the date of execution of this Lease agreement, first offer said available space to Tenant by providing written notice to Tenant (the “First Offer Notice”) of its opportunity to lease the available space on the terms and conditions contained in the First Offer Notice.  Notwithstanding anything contained herein, no space shall be deemed to come available if such space is assigned or subleased by the current tenant of the space, leased again by the current tenant of the space by way of (a) renegotiation of its lease terms, (b) a right to renew or extend its lease, which right exists as of the Effective Date of this Lease, or (c) subject to a specific expansion right of another tenant in the Building, which right exists as of the Effective Date of this Lease.  Landlord shall make only one (1), if any, First Offer Notice to Tenant during the Term.  In the event such First Offer Notice is made, Tenant shall have five (5) business days from receipt of the First Offer Notice to exercise this right of first offer and lease the entire amount of space identified in the First Offer Notice.  In the event Tenant shall timely notify Landlord of its decision to exercise this right of first offer, Landlord and Tenant shall execute an agreement or amendment to the Lease embodying substantially the same terms as those in the First Offer Notice.  In the event Tenant shall timely notify Landlord of its decision not to exercise this right of first offer, or shall fail to timely make its election, this right of first offer shall be deemed waived, and Landlord may market and/or lease the space on terms and conditions acceptable to Landlord in its sole discretion.